Exhibit 10.2

THE SYMBOL “[**]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

EXECUTION VERSION

SHARE INVESTMENT, PURCHASE, AND SALE AGREEMENT AND OTHER COVENANTS

entered into by and among

NICOLAU CARVALHO ESTEVES

RENATO TAVARES ESTEVES

LÍLIAN TAVARES ESTEVES DE CARVALHO

VANESSA TAVARES ESTEVES

BR HEALTH PARTICIPAÇÕES S.A.

NRE PARTICIPAÇÕES S.A.

And, as intervening and consenting parties,

ROSÂNGELA DE OLIVEIRA TAVARES ESTEVES

JOSÉ CARLOS DE OLIVEIRA TAVARES

JUÇARA CARVALHO ESTEVES

DJALMA DE OLIVEIRA TAVARES

Dated January 11, 2018

SHARE INVESTMENT, PURCHASE, AND SALE AGREEMENT AND OTHER COVENANTS

By the present share investment, purchase, and sale agreement and other covenants, entered into in the City of Nova Lima, State of Minas Gerais, on January 11, 2018 (the “Agreement”), the parties introduced below:

I.                                        NICOLAU CARVALHO ESTEVES, Brazilian, married under the universal community of property regime with Rosângela (defined below), physician, domiciled in [**], bearer of Identity Card No. [**] and enrolled in the Individual Taxpayers’ Register of the Ministry of Finance (“CPF/MF”) under the number [**] (“Nicolau”);

II.                                   RENATO TAVARES ESTEVES, Brazilian, single, physician, resident and domiciled in [**], bearer of Identity Card RG No. [**] and enrolled in the CPF/MF under No. [**] (“Renato”);

III.                              LÍLIAN TAVARES ESTEVES DE CARVALHO, Brazilian, married under the partial community of property regime, physician, resident and domiciled in [**], bearer of Identity Card No. [**] and enrolled in the CPF/MF under No. [**] (“Lílian”);

IV.                               VANESSA TAVARES ESTEVES, Brazilian, single, student, resident and domiciled in [**], bearer of Identity Card RG No. [**] and enrolled in the CPF/MF under No. [**] (“Vanessa” and when referred to together with Nicolau, Renato, and Lílian, individually referred to as an “Investor” and, collectively, as the “Investors”):

(The Investors are individually referred to as an “Esteves Shareholder” and together referred to as the “Esteves Shareholders”).

V.                                    BR HEALTH PARTICIPAÇÕES S.A., a corporation headquartered in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Ataulfo de Paiva, 153, room 201, Leblon, CEP 22440-032, enrolled in the National Register of Corporate Taxpayers of the Ministry of Finance (“CNPJ/MF”) under No. 23.670.675/0001-43, herein represented in the manner set forth its bylaws (“BR Health”);

VI.                               NRE PARTICIPAÇÕES S.A., a corporation headquartered in the City of Nova Lima, State of Minas Gerais, at Alameda da Serra, 119, room 504, Vila da Serra, enrolled in the CNPJ/MF under No. 23.399.329/0001-72, herein duly represented in accordance with its Bylaws (the “Company” and, when referred to together with the Esteves Shareholders and BR Health, the “Parties”;

And, further, as intervening and consenting parties,

VII.                          ROSÂNGELA DE OLIVEIRA TAVARES ESTEVES, Brazilian, married under a universal community of property regime with Nicolau, physician, resident and domiciled in [**], bearer of Identity Card No. [**] and enrolled in the CPF/MF under No. [**] (“Rosângela”);

VIII.                     JOSÉ CARLOS DE OLIVEIRA TAVARES, Brazilian, married under partial community of property regime, administrator, resident and domiciled in [**], holder of C.I No. [**], issued by SSP/MG and enrolled in the CPF/MF under No. [**] (“José Carlos”);

IX.                               JUÇARA CARVALHO ESTEVES, Brazilian, single, legally an adult, social worker, resident and domiciled in [**], C.I. No. [**], issued by SSP/MG, and enrolled in the CPF/MF under No. [**] (“Juçara”); and

X.                                    DJALMA DE OLIVEIRA TAVARES, Brazilian, married under a partial community of property regime, businessman, resident and domiciled in [**], bearer of C.I. No. [**], issued by SSP/MG, and enrolled in the CPF/MF under No. [**] (“Djalma”).

(The Esteves Shareholders, BR Health, Rosângela, José Carlos, Juçara, and Djalma are hereinafter referred to together as the “Shareholders” and, when referred to individually and without distinction, as a “Shareholder”).

WHEREAS:

(A)                               On June 15, 2016, BR Health, Nicolau, and Rosângela entered into a Share Purchase and Sale Agreement, through which BR Health acquired from Nicolau on August 23, 2016, three hundred and forty-four thousand, eight hundred and eighty-one (344,881) common shares issued by the Company, representing thirty percent (30%) of its share capital (the “Purchase and Sale Agreement”), which included the ITPAC Guarantees Package (as defined below) in favor of BR Health, in order to guarantee the indemnification obligation of Nicolau under the terms established therein;

(B)                               On August 23, 2016, two agreements were entered into between the Shareholders, as amended on December 31, 2016: (i) the agreement between BR Health, Nicolau, and Rosângela, through which, among other matters, certain rules of corporate governance, exercise of voting rights related to the Company and its Controlled Companies, rights, and restrictions on transfers of shares issued by the Company were established (the “First Shareholders’ Agreement”); and (ii) the agreement between BR Health, the Investors, Djalma, José Carlos, and Juçara, dealing with the exercise and guidance of voting rights in the Company among Nicolau and the Investors (except Nicolau), Djalma, José Carlos, and Juçara and their rights and restrictions on the transfer of shares issued by the Company (the “Second Shareholders’ Agreement” and, when referred to together with the First Shareholders’ Agreement, the “Shareholders’ Agreements”);

(C)                               On the date hereof, the Shareholders hold one million, one hundred and forty-nine thousand, six hundred and three (1,149,603) registered common shares with no par value issued by the Company, fully subscribed and paid up (the “Shares”), representing one hundred percent (100%) of the total and voting share capital of the Company, as follows:

Shareholder	Common Shares	Share Capital (%)
Nicolau	308,998	26.88
Rosângela	308,998	26.88
Renato	45,893	3.99
Lílian	45,893	3.99
Vanessa	45,893	3.99
BR Health	344,881	30.00
Juçara	19,619	1.71
Djalma	9,809	0.85
José Carlos	19,619	1.71
Total	1,149,603	100.00

(D)                               The Investors operate in the education sector in the Cities of São João Del Rei/MG and Parnaíba/PI through the following companies, whose respective share capital is described in Exhibit D: (i) Instituto de Educação Superior Vale do Parnaíba Ltda., a limited liability business company with headquarters and domicile at Avenida Evandro Lins e Silva, Km 16, Bairro Sabiazal, City of Parnaíba, State of Piauí, CEP 64.212-790, enrolled in the CNPJ/MF under 13.783.222/0001-70 (“IESVAP”): and (ii) IPTAN - Instituto de Ensino Superior Presidente Tancredo de Almeida Neves Ltda., a limited liability business company with headquarters at Avenida Leite de Castro, No. 1,101, Bairro Fábricas, City of São João Del Rei, State of Minas Gerais, CEP 36.301-182, enrolled in the CNPJ/MF under No. 03.219.494/0001-98 (“IPTAN “ and, when referred to together with IESVAP, the “Companies”): and

(E)                               Subject to fulfillment of the Conditions Precedent, on the date hereof: (i) the Investors and BR Health have an interest in investing in the Company by increasing its capital via the issuance of new common and preferred shares, to be subscribed and paid up in assets and in national currency; and (ii) Nicolau has an interest in disposing of BR Health, and BR Health is interested in acquiring from Nicolau, a certain number of Shares owned by Nicolau, entirely free and clear of any and all Encumbrances on the date hereof (the “Transaction”).

NOW, THEREFORE, the Parties enter into this Agreement, which shall be governed by the following terms and conditions:

SECTION ONE
DEFINITIONS AND INTERPRETATIONS

1.1                               Terms and Definitions. The terms described below, when used in this Agreement (including its exhibits), beginning with a capital letter, both in singular and plural, shall have the following meanings:

“Affiliate” means, in relation to any Party that is a legal entity, any Person who Controls, is Controlled by, or is under the Common Control of that Party, or, further, if it is a related company of such Party, pursuant to article 243 of the Brazilian Corporations Law. In relation to BR Health, the definition of Affiliate also includes: (i) any FIP Quotaholder on the date hereof (evidenced by the respective subscription form); (ii) any company, or personified entity that is integrally owned by Bozano Educacional II FIP; or (iii) any Controlled company or vehicle managed by Bozano Private Equity Gestão Ltda., a limited liability company headquartered in the City and State of Rio de Janeiro, at Avenida Ataulfo de Paiva, 153, 5th floor, enrolled in the CNPJ/MF under No. 08.851.481/0001-50. With respect to any Party who is an individual, Persons up to the 1st degree of a kinship relationship with such Party is considered an Affiliate of such Party.

“Material Change” or “Material Adverse Effect” means: (i) with respect to any of the Companies, any situation or circumstance that is materially adverse to the business, operations, assets, obligations, conditions (financial or otherwise), results of operations, or prospects of any of the Companies, or that may result in Losses in amounts equal to or greater than [**] Brazilian Reais (R$[**]), individually or in total; and (ii) with respect to any of the Companies, or to Brazil, any situation or circumstance that may prevent, block, or significantly delay the consummation of the transactions contemplated hereby.

“Governmental Authority” means, with respect to Brazil and any other country in which any of the Companies may operate and/or hold any right, any of the following: (i) federal, state, or municipal government; (ii) governmental, regulatory, legislative, judicial, or administrative authority, court (including arbitral court); including for items (i) and (ii) above, their branches, agencies, departments, boards, representations, or commissions; or (iii) another body that exercises any statutory, administrative, executive, judicial, legislative, police, regulatory, or tax power or authority.

“AVCB” means the Fire Department Inspection Report issued by the competent State Fire Department.

“Bozano Educacional II FIP” means the current controller of BR Health, that is, Bozano Educacional II Fundo de Investimento em Participações, enrolled in the CNPJ/MF under No. 20.147.173/0001-44.

“Brazil” means the Federative Republic of Brazil.

“Civil Code” means Law No. 10,406, of January 10, 2002, as amended.

“Brazilian Code of Civil Procedure” means Law No. 13,105, of March 16, 2015, as amended from time to time.

“Contingencies” means any and all obligations of the Companies, of any nature (including but not limited to labor, tax, civil, commercial, corporate, consumer, regulatory, environmental, etc.) and/or regardless of whether or not known to the Parties and/or whether or not provided for in the Financial Statements, and which are or come to be subject to a claim, complaint, or demand by any third party, arising from an act or fact occurred, by action or omission, prior to or on the Closing Date (inclusive), and materialized in the form of a Loss, as defined in this Agreement.

“Agreement” means this Share Investment, Purchase, and Sale Agreement and Other Covenants, including its exhibits, preamble, and recitals.

“Pledge Agreement” means the Private Instrument for the Pledge of Shares and Other Covenants, entered into on August 23, 2016, between Nicolau and BR Health and, as intervening and consenting parties, the Company and Rosângela, as amended on December 31, 2016.

“Receivables Assignment Agreement - IESVAP” means the Private Instrument for the Fiduciary Assignment in Guarantee and Other Covenants, executed on August 25, 2016, between IESVAP as trustor, and BR Health, as trustee, and Nicolau, the Company, and Itaú Unibanco S.A., and, further, Rosângela, as intervening and consenting party.

“Receivables Assignment Agreement - IPTAN” means the Private Instrument for the Fiduciary Assignment in Guarantee and Other Covenants, executed on August 25, 2016, between IPTAN as trustor, and BR Health, as trustee, and Nicolau, the Company, and Itaú Unibanco S.A., and, further, Rosângela, as intervening and consenting party.

“Lease Agreements” means, jointly, the following agreements: (i) Atypical Property Lease Agreement and Other Covenants, entered into on June 21, 2016, between IPTAN, Lecciona Gestão Educacional Ltda., Asta Empreendimentos Imboliários Ltda., and ITPAC - Instituto Tocantinense Presidente Antônio Carlos Ltda., and, as intervening and consenting parties, Nicolau, NERT Participações Ltda., and Renato; (ii) Atypical Property Lease Agreement and Other Covenants, entered into on June 21, 2016, between IPTAN and ITPAC Porto Nacional - Instituto Tocantinense Presidente Antônio Carlos Porto Ltda., and, as intervening and consenting parties, Nicolau, NERT Participações Ltda., and Renato; and (iii) Lease Agreement - IESVAP.

“Preemptive and Option Agreement - IESVAP” means the Private Instrument of Preemptive Rights, Call Option, and Other Covenants, executed on August 23, 2016, between Nicolau, Renato, Lílian, Vanessa, IESVAP, and BR Health, and as intervening and consenting party, Rosângela, as amended on December 31, 2016.

“Preemptive and Option Agreement - IPTAN” means the Private Instrument of Preemptive Rights, Call Option, and Other Covenants, executed on August 23, 2016, between Nicolau, Renato, Lílian, Vanessa, IPTAN, and BR Health, and as intervening and consenting party, Rosângela, as amended on December 31, 2016.

“Control” (as well as its related terms “Controlling,” “Controller,” “Controlled,” or “under Common Control”) means, including its verbal derivatives, under the terms of article 116 of the Brazilian Corporations Law, (i) direct or indirect ownership of the majority (50% plus one) of shares or quotas with voting rights, and (ii) the power to elect a majority of the board of directors or board of executive officers, to direct corporate activities and to guide the functioning of the Company’s and/or Companies’ bodies.

“Ordinary Course of Business” means the set of activities necessary to carry out the activities of the Company and/or Companies, taking into account the continuity of such activities at their usual levels and standards and without any significant interruption, provided that: (i) they are carried out in the normal and ordinary course of business, in a diligent manner, without any significant alteration or interruption in relation to the nature, means, and objectives of their activities; and (ii) are consistent, by their nature, purpose, and form of performance, with the activities conducted by the Company and/or Companies up to the date hereof.

“Capital Expenditures” means the amount spent on maintaining and/or expanding the Company’s permanent assets, for example, in the acquisition of facilities, real estate, furniture, equipment, and intangible assets.

“Business Day” means a day other than a Saturday, Sunday, or a day on which commercial banks are not required or authorized by Law to be closed in the City of São Paulo, State of São Paulo or the City of Rio de Janeiro, State of Rio de Janeiro.

“Net Debt” means, in relation to each of the Companies and the Company, the total amount of its respective Consolidated Debt (defined below), less cash and cash equivalents (in any case, proportional to the interest held by the Company in its Controlled Companies and by the Investors in the Companies), on a certain date.

For the purposes of this Agreement, “Debt” means the sum (in the case of the Company, on a consolidated basis, including its subsidiaries and Controlled Companies) proportional to the Investors’ interests in its capital stock, including fines, penalties, and accrued interest, as the case may be, of: (i) any and all debts, loans, and financing with interest; (ii) installments due and the residual value of any leasing agreements; (iii) installment agreements with Government Authorities, including any REFIS in force; (iv) IOFs payable with respect to Related Party Debt; (v) dividends or interest on capital declared and not paid, amounts due for the redemption of quotas and amounts due from past acquisitions of equity interests in other companies; (vi) amounts in arrears to employees or suppliers; (vii) amounts due and not yet paid related to the dismissal or termination of former employees or executives; (viii) accounts payable in arrears; (ix) taxes in arrears; (x) any and all renegotiated overdue debts, even if accounted for as “accounts payable”; (xi) confession and/or voluntary recognition of debt; as well as (xii) fees of attorneys or advisers of the Esteves Shareholders related to the Transaction, if charged to the Company and the Companies, as the case may be.

The table in the Indebtedness Exhibit presents the Net Debt calculation on November 30, 2017, for the Company and for each one of the Companies (and this date and these numbers are used only for the purposes of illustration) and such lines shall be used for the purposes of any “Net Debt” in the context of this Agreement.

“EBITDA” means, on a given date, the amount of the net income of the Company and of each of the Companies, individually and separately, for the period stated (in any case, proportional to the shares held by the Company in its

Subsidiaries and by the Investors in the share capital of the Companies), duly calculated by an Authorized Auditor, added (without duplication) to the following items:

(1)                                 net financial expenses (financial expenses less financial income, except financial income derived from penalties and interest for arrears in monthly payments);

(2)                                 expenses with income tax and social contributions;

(3)                                 depreciation and amortization expenses and costs;

(4)                                 net non-operating expenses (non-operating expenses less non-operating revenues); and

(5)                                 non-recurring net expenses and costs (non-recurring expenses less non-recurring revenues).

For application and preparation of the net income calculation, the following items must be observed in the Fiscal Year Income Statement (“DRE”), without prejudice to other concepts that are usually used. All items below reduce the value of net income and, consequently, EBITDA, and therefore none of them is included in items (1) to (5) above, except for expenses with the granting of stock option plans, which are considered to be non-recurring expenses.

a.                                      Canceled service or product sales contracts must be fully discounted from net income;

b.                                      Discounts granted in the rendering of services or in the sale of products must be fully discounted from net income;

c.                                       An allowance for Doubtful Accounts (“PDD”) shall be considered for the Company and for the Companies at [**]% for the Medicine program, [**]% for the Dentistry program, and [**]% for the other of the Companies’ programs, which shall affect the net operating revenue of each of the Companies and shall be carried through their respective DRE, being fully discounted from net income;

d.                                      Expenses with updating and renewal of existing content and programs are part of the operating expenses, therefore they are carried through DRE, being fully discounted from net income;

e.                                       Expenses with bank fees are part of operating expenses, such they do not enter into financial expenses, being fully discounted from net income;

f.                                        Programs and/or products sold with payment conditions different from current company practice, such as increased installments, shall be adjusted to present value, reducing the amount of net income;

g.                                       Taxes levied on sale of services and sale of materials must be discounted based on their respective rates;

h.                                      Commercial expenses are expenses that are carried through the DRE, being completely discounted from the net income in the respective period of its competence;

i.                                          The expenses incurred shall be apportioned in the Company based on the billing for the fiscal year ending [**], of the Company and the Companies;

j.                                         In the case of IESVAP, the rent of [**] percent ([**]%) of IESVAP net sales for the fiscal year ending [**], shall be deducted; and

k.                                      Any costs/expenses generated by the sharing of services in the fiscal year ending [**], shall be considered to be non-recurring.

“Mortgage Deed 1” means the Mortgage Instrument executed on August 23, 2016, between IPTAN and BR Health and, as intervening and consenting parties, Nicolau and Rosângela, whose mortgage was granted over the ideal fraction of 40% of the real estate registered under No. 48,835 and 3,558, both registered with the Real Estate Registry Office of Araguaína - TO.

“Mortgage Deed 2” means the Mortgage Instrument executed on August 23, 2016, between IPTAN and BR Health and, as intervening and consenting parties, Nicolau and Rosângela, whose mortgage was granted over the ideal fraction of 71.70% of the real estate registered under No. 25,293, registered with the Real Estate Registry Office of Porto Nacional - TO.

“Liquidity Event” means the Liquidity Event provided for in the First Shareholders’ Agreement, as amended.

“FIES” means the Student Financing Fund, a program for the granting of funding to students duly enrolled in paid higher education courses and with a positive evaluation in the processes conducted by the MEC.

“FGTS” means the Guarantee Fund for Length of Service.

“INPI” means the National Institute of Industrial Property.

“ITBI” means the Real Estate Transfer Tax.

“Intrag” means Intrag Distribuidora de Títulos e Valores Mobiliários Ltda., headquartered in the City of São Paulo, State of São Paulo, at Praça Alfredo Egydio de Souza, 100, Itaúsa Tower, enrolled in the CNPJ under No. 62.418.140/0001-31, administrator of Bozano Educacional II FIP.

“ISSQN” means the Tax on Services of any Nature provided for in article 156, item III, of the Brazilian Federal Constitution and Complementary Law No. 116, of July 31, 2003, as amended:

“Law” means, in relation to any Person, any law, regulatory requirement, normative act, treaty, ordinance, regulation, rule, executive order, injunction, sentence, decree, or order by any Governmental Authority, in each case applicable to or that binds that Person or any of his assets or to which that Person or any of his assets are subject.

“Brazilian Corporations Law” means Federal Law No. 6,404, of December 15, 1976, as amended.

“MEC” means the Ministry of Education of the Federative Republic of Brazil or another body that comes to replace it.

“Estimated Numbers” means, together, the NRE Estimated EBITDA and the NRE Estimated Net Debt, the IESVAP Estimated EBITDA and the IESVAP Estimated Net Debt, and the IPTAN Estimated EBITDA and the IPTAN Net Debt.

“Final Numbers” means, together, the Audited Numbers, in the case of the acceptance contemplated in Section 4.1.2(a) of this Agreement or, in the case of the questioning provided for in Section 4.1.2(b) of this Agreement, it has the meaning ascribed to it in Section 4.1.3(c) of this Agreement.

“Encumbrances (and its variations)” means any and all liens or encumbrances of any nature, including, without limitation, rights of guarantee, pledges, mortgages, fiduciary sales, charges, title reserves, options, restrictions, rights of preference, agreements on the exercise of voting rights, easements, judicial constrictions, and any other legal act relating to this asset or right that is enforceable against third parties.

“Encumbrance on the IESVAP Shares” means, together, the charges attributed to the IESVAP Shares resulting from the Receivables Assignment Agreement - IESVAP and the Option Agreement - IESVAP.

“Encumbrance on the IPTAN Shares” means, together, the charges attributed to the IPTAN Shares resulting from the Receivables Assignment Agreement - IPTAN and the Option Agreement - IPTAN.

“ITPAC Guarantees Package” means, together, the Pledge Agreement, Receivables Assignment Agreement - IESVAP, the Receivables Assignment Agreement - IPTAN, Mortgage Deed 1, and Mortgage Deed 2 as amended from time to time.

“Palmas” means the branch office of ITPAC - Instituto Tocantinense Presidente Antônio Carlos Ltda., a limited liability business company headquartered at Avenida Filadélfia, 568, western sector, in the City of Araguaína, State of Tocantins, CEP 77816-540, enrolled in the CNPJ/MF under No. 02.941.990/0001-98, located in the city of Palmas/TO, at Avenida 202 Sul Rua NS B, unnumbered, Suite 2, Lot 3 , Plano Diretor Sul, enrolled in the CNPJ/MF under No. 02.941.990/0006-00.

“Related Party” means: (i) in relation to a Person other than an individual, any of its Controlled Companies, its Controllers, affiliates or Persons under Common Control, or their respective direct and indirect shareholders and/or owners that hold more of ten percent (10%) of the shares or quotas representing the total or voting capital stock or of an ideal fraction (in the case of an investment fund whose nature is that of a condominium) of said Person, as well as its employees and/or officers and directors; and (ii) in relation to an individual: (a) all of his or her ascendants and descendants in a direct line, spouse, and/or relatives from the first (1st) to the fourth (4th) degree; and (b) any of its Controlled Companies or their respective direct and indirect shareholders and/or quotaholders holding more than ten percent (10%) of the shares or quotas representing the total or voting share capital of said Person, as well as its employees and/or officers and directors.

“Paulo Sardinha” means Paulo Sardinha Mourão, Brazilian, married under the separate property regime, businessman and agronomical engineer, bearer of Identity Card No 580.257/SSP-GO, enrolled in the CPF/MF under No. 064.775.342-15, resident and domiciled at Rua Bartolomeu Teixeira Palha, 2978, Bairro Aeroporto, CEP 77500-000, city of Porto Nacional, State of Tocantins.

“Loss” means any direct loss, damage, cost, fine, penalty, contingency, indemnity, liability, expense, harm, or monetary liability or liability convertible into money (including interest, penalties, monetary correction, legal fees, guarantees, and court costs) that may be disbursed by any Party in the context of Section 7.

“Person” means any individual, legal entity, regardless of its corporate form or place of incorporation, association, foundation, de facto company, or any other entity with or without legal personality, organized according to Brazilian or foreign law, such as trusts, mutual funds, joint ventures, consortia, condominiums, and/or jointly owned companies.

“Intellectual Property” means every and all: (i) inventions and creations (whether or not patentable), all the improvements applied to all patents and patent applications (whether or not published on the date of this Agreement), used in connection with the business of the Companies; (ii) all trademark applications or all trademarks, service marks, logos, trade names, and corporate names used in connection with the Business of the Companies and all applications, registrations, and renewals connected therewith; (iii) all works subject to intellectual property, copyright, and all applications, registrations, and renewals in connection therewith; (iv) all reproduction rights and the requirements, registrations, and renewals in connection therewith; (v) all trade secrets and confidential information (including but not limited to ideas, research and development, know-how, formulas, compositions, manufacturing and process and production techniques; (vi) software (including but not limited to related data and documentation as well as the respective source-code; and (vi) internet domains, websites, and their content and other intellectual property.

“ProUni” means the University for All Program, created by Law No. 11,096, of January 13, 2005, as amended, and aims at awarding full study scholarships and partial scholarships to students of undergraduate and sequential courses at private institutions of higher education.

“REFIS” means the general term for federal tax debt installment programs.

“Transfer” means the direct or indirect, total or partial, voluntary or involuntary transfer of title, ownership, or possession of a particular asset or right, through its sale, disposal, exchange, donation, loan, lease, assignment, swap, contribution to the capital stock of another Person, spin-off, amalgamation, incorporation of shares, merger, drop-down, usufruct, universal succession, condominium, or any other type of legal deal, as well as the execution of a commitment, preliminary contract, or concession of an option or conditional right that, if exercised, causes any of the events described above to be performed.

“Third Party” means any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Taxes” means any and all taxes of any nature (including, but not limited to, taxes, fees, social contributions, contributions for economic intervention, improvement contributions, interest contributions of professional or economic categories, and compulsory loans). All references to taxes and derivations of this word such as “tax” and “tax-related” made in this Agreement include any and all social security contributions. Also included in the meaning of Taxes are ancillary tax levies (including interest, fines, penalties, monetary restatement, and tax increases with respect thereto) imposed by or paid to any Governmental Authority or other tax authority, whether federal, state, or municipal or otherwise, including, without limitation, any penalties, ancillary obligations of a tax nature, as well as other taxes, fees, assessments, charges, and fees of any kind due by virtue of succession, joint liability, or by virtue of a contractual obligation.

“Companies’ Valuation” means the total valuation of the Companies, calculated as below, observing the Companies’ Maximum Valuation Limit set forth in Section 4.2.2 of this Agreement:

IESVAP Share Valuation = [(9.4x IESVAP Estimated EBITDA) - Estimated IESVAP Net Debt]

For the purposes of the above formula:

(i.a) “IESVAP Estimated EBITDA” is that which is calculated in accordance with the Exhibit Valuation of this Agreement; and

(i.a) “IESVAP Estimated Net Debt” is that which is calculated in accordance with the Exhibit Valuation of this Agreement.

IPTAN Share Valuation = [(9.4x IPTAN Estimated EBITDA) - IPTAN Estimated Net Debt]

For the purposes of the above formula:

(ii.a) “IPTAN Estimated EBITDA” is that which is calculated in accordance with the Exhibit Valuation of this Agreement; and

(ii.b) “IPTAN Estimated Net Debt” is that which is calculated in accordance with the Exhibit Valuation of this Agreement.

1.2          Construction. The titles contained in this Agreement are for reference purposes only and shall not affect in any way the meaning, analysis, or interpretation of this Agreement. The words “hereof,” “herein,” “hereto,” and “hereunder,” as well as words of similar meaning, when used in this Agreement, shall refer to this Agreement as a whole, and not to any specific provision of this Agreement. Where the words “include,” “includes,” “including,” and similar expressions are used in the terms of this Agreement, they shall mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” or a similar expression indicating a non-restrictive enumeration. Any written agreement, instrument, or Law written, defined, or mentioned in this Agreement or any agreement or instrument that is referred to in this Agreement means the written agreement, instrument, or Law, as periodically changed, modified, or amended, including by: (a) waiver or consent (in the case of settlements or instruments) and (in the case of written Laws) by succession of comparable written successor Laws; and (b) references to all exhibits of those instruments and instruments incorporated therein. References to a Person are also references to its successors and permitted assigns.

SECTION TWO
CAPITAL INCREASE AND SHARE PURCHASE AND SALE

2.1          The Investors and BR Health agree and undertake to perform, subject to fulfillment (or waiver, as applicable) of the Conditions Precedent and to the Adjustment of Participation of Section Four below, the Capital Increase (as defined below), in accordance with the terms and conditions set forth in Section 2.2 below.

2.2          Capital Increase. On the Closing Date, a capital increase of the Company shall be conducted through the issuance of: (i) one hundred twenty-four thousand, nine hundred and ninety-four (124,994) new common shares of the Company (the “Increase Registered Common Shares”), to be subscribed and paid-in by BR Health, through a contribution of fifty-five million Brazilian Reais (R$ 55,000,000.00) (the “BR Health Capital Increase”): and (ii) twenty six thousand, five hundred and twenty-three (26,523) new preferred shares of the Company, with the rights and characteristics described in Section 2.2.2  below (the “Preferred Shares Increase” and, together with the Increase Registered Common Shares, the “Increase Shares,” which, together with the Shares currently issued, shall be included in the definition of the “Shares”), to be subscribed for and paid in cash by the Investors through a contribution of assets into the capital of the Company, at book value/cost of acquisition, corresponding to: (ii.a) eighty thousand (80,000) shares issued by IESVAP owned by the Investors, as per Exhibit D, free and clear of any Encumbrances, except for the Encumbrances on the IESVAP Shares (the “IESVAP Shares”), and (ii.b) one hundred thousand (100,000) shares issued by IPTAN owned by the Investors, in accordance with Exhibit D, free and clear of any Encumbrances, except for the Encumbrances on the IESVAP Shares (the “IPTAN Shares”), for the

total amount of eleven million, six hundred and seventy thousand Brazilian Reais (R$ 11,670,000.00) (the “Total Increase Amount”), representing an issue price per Increase Share of four hundred and forty Brazilian Reais and two cents (R$ 440.02), considering a valuation of the Company, calculated in the manner set forth in Section 2.2.3 below. The Increase Shares shall be subscribed and paid up by the Investors and BR Health in the following proportion (the “Capital Increase”):

	Increase Shares To Be Subscribed and Paid In		Total Shares After the Capital Increase
Shareholder	Increase Registered Common Shares	Increase Registered Preferred Shares	Registered Common Shares	Registered Preferred Shares
Nicolau	—	20,952	308,998	20,952
Rosângela	—	—	308,998	—
Renato	—	1,857	45,893	1,857
Lílian	—	1,857	45,893	1,857
Vanessa	—	1,857	45,893	1,857
BR Health	124,994	—	469,875	—
Juçara	—	—	19,619	—
Djalma	—	—	9,809	—
José Carlos	—	—	19,619	—
TOTAL	124,994	26,523	1,274,597	26,523

2.2.1       The Capital Increase shall be approved by the Parties at a general meeting of the Company, which shall also approve, in addition to other matters, the Valuation Report, the company engaged to prepare it, and the amendment and restatement of the Company’s Bylaws, the minutes of which are included in Exhibit 2.2.1 to this Agreement (the “Closing AGE”). Rosângela, Juçara, José Carlos, and Djalma shall execute specific instruments of relinquishment and assignment of their respective preemptive rights in the subscription of the Increase Shares.

2.2.2       The Registered Preferred Increase Shares shall have the following characteristics, which shall also be included in the Company’s Bylaws: (i) they shall not grant voting rights at the Company’s Shareholders’ Meetings; (ii) the right to receive a sum, as dividends, per preferred share, equivalent to seventeen point seventy (17.70) times the amount paid as dividends per common share of the Company; and (iii) they are convertible into common shares of the Company in the proportion of one (1) preferred share to seventeen point seven (17.70) common shares of the Company in the following cases: (a) at any time in the case of a Liquidity Event, pursuant to the terms of the First Shareholders’ Agreement; (b) within the period of twenty-four (24) months counted from the Closing Date; or (c) in the period referred to in item b above, upon request by any of the Investors to this effect, whichever occurs first.

2.2.2.1     The conversion of the Company’s preferred shares (including the Registered Preferred Increase Shares) into common shares of the Company shall occur: (i) per the terms of the First Shareholders’ Agreement, in the case of a Liquidity Event; or (ii) automatically, in the scenarios set forth in items b and c of Section 2.2.2 above, for which a simple notice by the Investors to the Company is sufficient, without the need for additional notices to the other shareholders.

2.2.3       NRE Valuation. The Company’s valuation for the purposes of the Capital Increase is five hundred and five million, eight hundred and fifty-one thousand, five hundred and ninety-one Brazilian Reais (R$ 505,851,591.00), calculated using the following formula:

NRE Valuation = (7.5x Estimated NRE EBITDA) - Estimated NRE Net Debt + R$ 50,000,000.00

For the purposes of the above formula:

(a)           “NRE Estimated EBITDA” is that which is calculated in accordance with Exhibit 2.2.3.(a) of this Agreement;

(b)           “NRE Estimated Net Debt” is that which is calculated in accordance with Exhibit 2.2.3.(b) of this Agreement; and

(c)           the amount of fifty million Brazilian Reais (R$ 50,000,000.00) corresponds to the value attributed to Palmas, by mutual agreement of the Parties, which shall be included only if such project is feasible for being put into operation on the Closing Date, as assessed by BR Health and at its sole discretion.

2.2.4       Valuation Report. The NRE shall engaged a specialized company to prepare the valuation report on the quotas of IPTAN and the shares of IESVAP, pursuant to Articles 8 and 170, paragraph 3, of the Brazilian Corporations Law (the “Valuation Report”).

2.2.4.1     Conflict of Interest. Investors shall not vote at the Closing AGE with respect to the resolution on the approval of the Valuation Report, as provided for in paragraph 1 of article 115 of the Brazilian Corporations Law. On the other hand, the other Parties hereby declare that they agree to the Valuation Report and must approve it at the Closing AGE.

2.2.4.1.1.      AGE for the Conversion of Preferred Shares. BR Health, Rosângela, Juçara, José Carlos, and Djalma undertake, in accordance with Section 2.2.2, to approve, at a general meeting of shareholders, the conversion of the Registered Preferred Increase Shares into common shares of the Company, with the respective amendment of the bylaws that reflects this conversion.

2.2.5       Company Registrations. By virtue of the capital increase to be carried out on the Closing Date and the execution of the Termination Agreements (as per Section 2.6 below), the Investors and the Company shall, on the Closing Date: (a) carry out the transfer of the IPTAN Shares by signing the transfer form in the IPTAN Registered Shares Transfer Book and recording of ownership of the IPTAN Shares for the Company in the IPTAN Registered Shares Book, through which the Investors withdraw from IPTAN; and the exclusion from the registration in the IPTAN Registered Shares Book of the Option Agreement - IPTAN, and such records shall be submitted to BR Health within three (3) Business Days of the Closing Date (the “IPTAN Registrations”) ; and (b) carry out the transfer of the IESVAP Shares by signing the transfer form in the IESVAP Registered Shares Transfer Book and registering the ownership of the IESVAP Shares to the Company in the IESVAP Registered Shares Book, through which the Investors withdraw from IESVAP; and the exclusion from the registration in the IESVAP Registered Shares Registry Book referring to the Option Agreement - IESVAP, and such records shall be presented to BR Health within three (3) Business Days of the Closing Date (the “IESVAP Registrations”).

2.3          Adjustment Bonus. Subject to the other provisions of this Agreement, BR Health and the Investors, on the Closing Date, shall subscribe one (1) subscription bonus each, to be issued by the Company at the Company’s Closing AGE, assigned, at no additional cost beyond the amounts to be paid in the Capital Increase, to BR Health and to the Investors for the exclusive purpose of allowing the Stockholding Adjustment provided for in Section Four below (the “Adjustment Bonus”), the content of which shall substantially reflect the draft found in this Agreement as Exhibit 2.3. The Adjustment Bonus shall confer upon BR Health and the Investors the right to subscribe new common shares to be issued by the Company after the calculation of the Final Stockholdings (as set forth in Section Four below), as a result of the exercise of the rights under the Adjustment Bonus, at an issue price of one cent of one Brazilian Real (R$ 0.01) per common share, in sufficient quantity for BR Health or the Investors to reach their Final Stockholding in the Company’s capital stock, as the case may be (the “Additional Shares”). The paying-up of the issue price of the Additional Shares shall be made by BR Health or by the Investors, in cash, in Brazilian currency, at the time of subscription. The rights of BR Health and the Investors under the Adjustment Bonus may only be exercised in accordance with the provisions of Section Four, below.

2.4          Purchase and Sale. Subject to fulfillment (or waiver, as applicable) of the Conditions Precedent, on the Closing Date, immediately upon the realization of the Capital Increase and, on a continuous basis, Nicolau agrees to sell and transfer to BR Health, and BR Health agrees to acquire and receive from Nicolau, at the purchase price (as defined in Section 2.4.1) , eighty-five thousand, two hundred and twenty-three (85,223) Shares, representing six point fifty-five percent (6.55%) of the total and voting capital stock of the Company, totally free and clear of any Encumbrances (the “PURCHASED SHARES”), on a fully diluted basis (i.e., after the Capital Increase) (the “PURCHASE AND SALE”), and subject to any Stockholding Adjustment, pursuant to Section Four, below.

2.4.1       Purchase Price. The purchase price to be paid in the Purchase and Sale shall be four hundred forty Brazilian Reais and two cents (R$ 440.02) per Purchased Share, corresponding to a purchase price of thirty seven million and five hundred thousand Brazilian Reais (R$ 37,500,000.00) for all of the Purchased Shares (the “Purchase Price”), which shall be paid in cash on the Closing Date by BR Health to Nicolau, by electronic transfer of available funds (TED) to the current account of Nicolau indicated in Exhibit 2.4.1 to this Agreement.

2.4.2       Method of Payment. The proof of the deposit of the Purchase Price by BR Health in Nicolau’s bank account indicated in Exhibit 2.4.1 shall be deemed to be proof of payment of the Purchase Price and, upon confirmation of such deposit, Nicolau shall automatically give the most broad, general, unrestricted, and irrevocable discharge to BR Health in connection with the payment of the Purchase Price.

2.5          Amendment of the First Shareholders’ Agreement. As a result of the Capital Increase, the Parties shall enter into, on the Closing Date, an amendment to the First Shareholders’ Agreement, in the form of the draft included in Exhibit 2.5 to this Agreement (the “2nd Addendum to the AA”), in addition to other changes mutually agreed upon: (i) to include the Companies as intervening and consenting parties to the First Shareholders’ Agreement; (ii) to amend Section 9.1.2 of the First Shareholders’ Agreement, in order to exclude from the concept of “Excluded Businesses” the activities performed by the Companies; and (iii) to include the provision for the Registered Preferred Increase Shares, as well as their characteristics, rights, and procedures for conversion into common shares of the Company, in accordance with Section 2.2.2 of this Agreement.

2.6          Preemptive Agreements and Purchase Option - IESVAP and IPTAN. With the Transaction Closing, the Esteves and BR Health Shareholders agree that the Preemptive and Options Agreement - IESVAP and Preemptive and Options Agreement - IPTAN are moot and should be terminated by the Parties, by entering into instruments for termination of these contracts on the Closing Date, the drafts of which are set out in Exhibit 2.6 to this Agreement (the “Termination Agreements”), as well as the exclusion of the corresponding paragraph in the Companies’ Articles of Association, as provided for in Section 2.2.5 above.

2.7          On the Closing Date, immediately after the Capital Increase and the Purchase and Sale and the performance of the acts referred to in Section 3.1.1 below, the total and voting share capital of the Company shall be divided among the Shareholders as follows (in relation to the stake held by each Shareholder in the Company after the Closing, the “Initial Stake”):

Shareholder	Total Number of Shares	(%) Total Share Capital	Common Shares	(%) Total Common Shares	Preferred Shares	(%) Total Preferred Shares
Nicolau	244,727	18.8%	223,775	17.6%	20,952	79.0%
Rosângela	308,998	23.7%	308,998	24.2%	—	—
Renato	47,750	3.7%	45,893	3.6%	1,857	7.0%
Lílian	47,750	3.7%	45,893	3.6%	1,857	7.0%
Vanessa	47,750	3.7%	45,893	3.6%	1,857	7.0%
BR Health	555,098	42.7%	555,098	43.6%	—	—
Juçara	19,619	1.5%	19,619	1.5%	—	—
Djalma	9,809	0.8%	9,809	0.8%	—	—
José Carlos	19,619	1.5%	19,619	1.5%	—	—
Total	1,301,120	100%	1,274,597	100%	26,523	100%

2.8          The Investors’ Conditions Precedent. The obligation of the Investors to carry out the Capital Increase, the Purchase and Sale, and the Closing, as applicable, is subject to the satisfaction by BR Health (or written waiver issued by Nicolau (on behalf of the Investors), in his sole discretion and provided that it is possible under the terms of applicable Law) of each one of the following conditions (the “Investors’ Conditions Precedent”):

(a)           no preliminary injunction or final judgment or other order by a Governmental Authority restricting, prohibiting, impeding, or otherwise rendering illegal the performance of this Agreement, the completion of the Capital Increase, or the consummation of the Purchase and Sale shall have been issued or be in force;

(b)           BR Health has fulfilled and observed all obligations and covenants contained in this Agreement to be fulfilled or observed by the Closing; and

(c)           the representations and warranties provided by BR Health in Section Six and its subsections below are true, correct, and complete on the date hereof and on the Closing Date.

2.9          BR Health’s Conditions Precedent. BR Health’s obligation to carry out the Capital Increase, the Purchase and Sale, and the Closing is subject to the satisfaction by the Investors (or written waiver issued by BR Health at its sole discretion and provided that it is possible under the terms of the applicable Law) of each of the following conditions (the “BRH Conditions Precedent” and, when referred to together with the Investors’ Conditions Precedent, the “Conditions Precedent”):

(a)           no preliminary injunction or final judgment or other order by a Governmental Authority restricting, prohibiting, impeding, or otherwise rendering illegal the performance of this Agreement, the completion of the Capital Increase, or the consummation of the Purchase and Sale shall have been issued or be in force;

(b)           each one of the Esteves Shareholders has fulfilled and observed all obligations and covenants contained in this Agreement to be fulfilled or observed by the Closing;

(c)           the representations and warranties provided by each one of the Investors in Section Five and its subsections below are true, correct, and complete on the date hereof and on the Closing Date;

(d)           there has not been a change that causes a Material Adverse Effect on the Company or on any of the Companies;

(e)           that Paulo Sardinha Mourão has expressed in writing an intent contrary to the exercise of his preemptive right provided for in the IESVAP Articles of Association currently in force, with respect to the acquisition of the IESVAP Shares;

(f)            the partial spin-off of IPTAN approved in the minutes of the partners’ meeting of IPTAN and the 16th Amendment of the IPTAN Articles of Association dated September 14, 2017, which resulted in the segregation of improvements and constructions carried out on the properties described therein, as per Exhibit 2.9 (f), has been duly recorded with the Board of Trade of the State of Minas Gerais (“JUCEMG”);

(g)           that Rosângela, Juçara, José Carlos, and Djalma have renounced and assigned their respective preemptive rights in the subscription of the Increase Shares, by signing the letter as set forth in Exhibit 2.9 (g);

(h)           that, in relation to IESVAP, the following acts and/or documents have occurred/been executed/filed, as the case may be:

(h.1)         the partners of IESVAP approve and implement the conversion of IESVAP into a corporation, via registration of the corresponding corporate act with the competent board of trade;

(h.2)         Paulo Sardinha and the Investors have entered into an agreement for the purchase and sale of shares in IESVAP, whereby the Investors shall acquire ten percent (10%) of the total capital of IESVAP (“10% IESVAP Acquisition”), and the 10% IESVAP Acquisition has been effectively completed via recording of the transfer and ownership of the shares acquired in IESVAP’s corporate books;

(h.3)         the Investors and Paulo Sardinha have entered into a shareholders’ agreement with respect to IESVAP (the “IESVAP Shareholders’ Agreement”) and approved bylaws for IESVAP, both on terms and conditions satisfactory to BR Health, in its sole discretion;

(h.4)         the partial spin-off of IESVAP with the segregation of the property under registration No. 33,697 (the “IESVAP Property”): (i) is adopted at the quotaholders’ meeting of IESVAP; and (ii) is duly annotated on the registration of the IESVAP Property (the “IESVAP Partial Spin-off”). The company acquiring the IESVAP Property as a result of the IESVAP Partial Spin-off shall be solely responsible for the payment of the annual rent and the ITBI, under the terms of the applicable Law, as well as other costs with accounting and legal advisors and expenses related to the recordings for the IESVAP Partial Spin-off ;

(i)            that the partners of IPTAN approve and implement the conversion of IPTAN into a corporation, via registration of the corresponding corporate act with the competent commercial board;

(j)            that the lease agreement entered into between IPTAN and Germinar Reflorestamento Ltda. on December 19, 2003, relating to property under registration No. 22,171 be amended, in order to include a duration provision in accordance with article 8 of Law No. 8,245/91, as amended, which amendment should be drawn up on terms and conditions satisfactory to BR Health, in its sole discretion;

(k)           that amendments be entered into, on terms and conditions satisfactory to BR Health, at its sole discretion, to the following agreements for renewal of the respective lease periods: (k.1) lease agreement entered into on March 6, 2017, between IPTAN and Instituto Auxiliadora, enrolled in the CNPJ/MF under No. 24.731.234/0001-77, referring to the property under registration No. 7,572; and (k.2) lease agreement entered into on February 15, 2017, between IPTAN and Social Futebol Clube, enrolled in the CNPJ/MF under No. 17.753.237/0001-46, relating to the property under registration No. 20,236;

(l)            presentation of the updated registration regarding the property located at Rua Alírio Silva, unnumbered, bairro IAPI, city of São João Del-Rei/MG;

(m)          that a Health Waste Management Plan be prepared by IESVAP and IPTAN with details on how the waste shall be managed (collected, transported, and disposed of);

(n)           presentation of corporate acts proving the approval of accounts by the partners as well as the approval of the distribution of dividends by IPTAN and IESVAP, referring to the fiscal years prior to the completion of the Transaction; and

(o)           the obtaining of an AVCB from the Fire Department for the property where the headquarters of IPTAN is located.

2.10        Confirmation of Conditions Precedent. Nicolau (in the name of the Investors) shall notify BR Health with respect to the fulfillment of the BRH Conditions Precedent as soon as this has occurred, therein forwarding copies of the supporting documents to BR Health, in relation to the BRH Precedent Conditions described in Sections 2.9(e) to 2.9(o) (the “Closing Notice”). The Closing Notice that has the fulfillment of the last BRH Condition Precedent shall also include the request to schedule the Closing meeting, as provided for in Section 3.1. The Closing meeting shall occur within a period of up to five (5) Business Days, counted from the receipt of such Closing Notice (the “BRH Response”).

2.10.1     For the avoidance of doubt, the Parties agree that even after the sending of the notice provided for in Section 2.10 above, the Conditions Precedent that require continuous compliance shall be fulfilled by the Closing Date by all Parties, as applicable.

2.11        The Parties hereby agree that: (i) the Closing Date shall occur within a maximum period of 45 days from the date hereof, provided that the BRH Conditions Precedent have been fulfilled; and (ii) the BRH Conditions Precedent set forth in Sections 2.9(e) to 2.9(o) above are established solely and exclusively to the benefit of BR Health, and BR Health shall have the right, in its sole discretion, to waive any or all of them.

2.12        Joint Efforts. The Parties hereby undertake to: (i) actively seek fulfillment of the Conditions Precedent; (ii) cooperate to provide all notices and obtain, as soon as reasonably practicable, all approvals, consents, and waivers from any Governmental Authorities or third parties, where such approvals, consents, or waivers are deemed necessary for the fulfillment of the Conditions Precedent and completion of the Closing; and (iii) make no representations and take no actions that may prejudice fulfillment of the Conditions Precedent and the completion of the Closing.

2.13        Access to Information. By the Closing Date, the Investors shall cause the Companies, and their respective representatives, upon request by BR Health: (i) to grant to BR Health or to whomever it indicates, access to its personnel, properties, records, documents, contracts, and any other document requested by BR Health within two (2) Business Days and during business hours; and (ii) to provide to BR Health or to whomever it indicates, within a period of up to three (3) Business Days, all information and data requested, including, but not limited to, operational, financial, and legal data and information relating to the Companies.

SECTION THREE
CLOSING AND POST-CLOSING

3.1          Closing Date. The performance of the Capital Increase and the Purchase and Sale, under the terms established in this Agreement (the “Closing”), shall take place at Tauil & Checker Advogados, located at Av. Presidente Juscelino Kubitschek, No. 1455, 6th floor, in the City of São Paulo, State of São Paulo, or at any place or time to be mutually agreed upon by the Parties. The effective date of the Capital Increase and Purchase and Sale is referred to as the “Closing Date.”

3.1.1       Closing Acts. On the Closing Date, the following acts shall be performed simultaneously by the Parties:

(i)            the delivery by BR Health to the Esteves Shareholders of a certificate confirming that: (a) the representations and warranties provided by it in this Agreement remain true, complete, and correct in all respects; and (b) it has complied with all obligations and has complied with all commitments and agreements that, pursuant to this Agreement, should have been fulfilled or met by the Closing Date. Such certificate shall be dated and signed on the Closing Date;

(ii)           the delivery by the Esteves Shareholders to BR Health of a certificate confirming that: (a) the representations and warranties provided by each one of the Esteves Shareholders in this Agreement remain true, complete, and correct in all respects; and (b) each one of the Esteves Shareholders has complied with all its obligations and has complied with all its commitments and agreements that, pursuant to this Agreement, should have been fulfilled or met by the Closing Date; and (c) no Material Adverse Effect has occurred at the Company or any one of the Companies. Such certificate shall be dated and signed on the Closing Date;

(iii)          the Closing AGE shall be held, per the draft included in Exhibit 2.2.1 to this Agreement, through which the Investors and BR Health subscribe and pay up the Increase Shares, and the Adjustment Bonus shall be subscribed by BR Health and the Investors;

(iv)          the registration of ownership of the Increase Shares shall be performed for the Investors and BR Health in the Company’s Registered Shares Book, according to the table found in Section 2.2 above;

(v)           BR Health shall make the payment of the Purchase Price to Nicolau into the bank account indicated in Exhibit 2.4.1 to this Agreement;

(vi)          the transfer of the Purchased  Shares in consideration for payment of the Purchase Price shall be made upon signature of the transfer form in the Company’s Registered Shares Transfer Book and registration of the ownership of the Purchased Shares in name of BR Health in the Registered Shares Registry Book of the Company, as provided for in Section 2.4 above;

(vii)         the Parties shall enter into the Termination Agreements, per the drafts contained in Exhibit 2.6 to this Agreement;

(viii)        the Investors and the Company shall carry out the IPTAN Recordings and the IESVAP Recordings (in the latter case, also jointly with Paulo Sardinha), pursuant to Section 2.2.5 above;

(ix)          the applicable Parties shall enter into the addenda necessary to the ITPAC Guarantees Package in accordance with Exhibit 7.4;

(x)           the Parties shall enter into the 2nd Amendment to the AA, per the draft found in Exhibit 2.4 to this Agreement;

(xi)          the Company and IESVAP shall enter into a lease agreement with the Company that comes to be the owner of the IESVAP Property, per the draft found in Exhibit 3.1.1(xi) (the “Lease Agreement - IESVAP”); and

(xii)         the Company shall amend: (a) the Purchase and Sale Agreement to adjust the ITPAC Guarantees Package, in accordance with the draft found in Exhibit 3.1.1(xii); and (b) the lease agreements already existing and whose leases are part of the ITPAC Guarantees Package, to include the right of set-off in the event of Losses existing under this Agreement.

3.2          Conduct of the Activities of the Companies up to the Closing Date. The Investors, by the Closing Date, have undertaken and undertake and agree to: (i) conduct the businesses and activities of the Companies in accordance with the Ordinary Course of Business; (ii) keep the Capital Expenditures of the Companies in accordance with their past practices; (iii) maintain the cash flow of the Companies in accordance with the Ordinary Course of Business and in accordance with their past practices; (iv) cause the Companies to comply with and observe all applicable Laws; (v) ensure that the obligations arising from the Material Agreements are duly complied with, and remain in force, and are not terminated due to the execution of this Agreement and/or any other act or fact attributable to the Esteves Shareholders; (vi) not change the organization of the Companies’ business, the activities in progress, compliance with their business plans, and budgets, the situation of their employees, and preserve their respective business relationships with customers and suppliers; and (vii) inform BR Health within five (5) Business Days of the occurrence of any act, fact, omission, or event that may, directly or indirectly, constitute a Material Adverse Effect or affect in any way the Ordinary Course of Business of any of the Companies, or the completion of the Capital Increase and/or the Purchase and Sale in the terms herein contractually agreed upon.

3.3          Post-Closing Obligations. Nicolau (on behalf of the Investors) undertakes, within a period of up to sixty (60) Business Days as of the Closing Date:

(i)            arrange and prove to BR Health the sending of the MEC notice reporting, for the purposes of Decree No. 5,733, of May 9, 2006, of MEC Ordinance No. 40, of December 12, 2007, and Normative Ordinance No. 19/2016, regarding the Closing of the Transaction, with a summary of its main conditions and effects; and

(ii)           arrange for the regularization of the area built of the IESVAP property under registration No. 33,697 via submission of an updated registration and permit issued by the municipality and fire department, as well as the presentation of other documents that may be necessary for the due regularization of the property.

3.4          Registration of Amendments to the ITPAC Guarantees Package. Nicolau undertakes to record, at the Company’s expense, all of the Amendments referring to the ITPAC Guarantees Package, drafts of which are in Exhibit 7.4 to this Agreement in the competent public bodies, as the case may be, within the period stipulated in each Guarantee Agreement.

3.5          Recording of the Closing AGE. Nicolau undertakes to file, at the expense of the Esteves Shareholders, the Closing AGE with JUCEMG within three (3) Business Days of the Closing Date.

SECTION 4
STOCKHOLDING ADJUSTMENT

4.1          Procedures for Adjustments of Stockholdings in the Company. The Parties acknowledge that the Initial Stockholdings held by BR Health and the Investors in the Company’s total and voting share capital on the Closing Date must (or may not) be adjusted in accordance with the formulas and mechanisms set forth in this Section 4, to be used for the calculation of the respective Final Stockholdings (as defined below) (the “Stockholding Adjustment”).

4.1.1       Within 60 days from the delivery of the audit report containing the balance sheet and income statement of the Company and each of the Companies for the fiscal year with a base date on the Business Day prior to the Closing Date (the “Closing Base-Date”), EY shall deliver a specific report which shall indicate what was: (i) the EBITDA of the Company and each one of the Companies in the period between January 1, 2017, and December 31, 2017; and (ii) the Net Debt of the Company and each one of the Companies on the Closing Date (the “Adjustment Report”). For the purposes of the Stockholding Adjustment provided for in this Section 4, the EBITDA and Net Debt figures in the Adjustment Report referring to the Company and to each one of the Companies shall be individually and indistinctly referred to as the “Audited Numbers.”

4.1.2       Revision of the Adjustment Report. BR Health and Nicolau, upon receipt of the Adjustment Report, shall have the right to, within ten (10) Business Days:

(a)           accept each of the Audited Numbers included in the Adjustment Report, in which case: (i) the Audited Numbers shall be considered, for the purposes of Stockholding Adjustment, the Final Numbers; and (ii) BR Health shall calculate the Final Holding of BR Health and the Investors, in accordance with the procedures set forth in Section 4.2, and report to the Company and the Investors the result of its calculation for the purposes of Stockholding Adjustment; or

(b)           only in the event that any one of the Audited Numbers suffer a variation greater than five percent (5%), when compared to its corresponding Estimated Number, question and challenge said value(s) of the Audited Number(s), in which case BR Health and/or the Investors (represented by Nicolau, only) shall inform the Company and the other Party of such objection, by means of a written and justified notice, and the Parties shall proceed in accordance with the provisions of Section 4.1.3. The failure to send, or the untimely sending, by BR Health or the

Investors (represented by Nicolau, only), of the notice referred to in this Section 4.1.2(b) in the time limit provided for above shall be construed as full and unconditional acceptance by both Parties of the Audited Numbers, thus having the same effects as the acceptance provided for in Section 4.1.2(a) above. For purposes of clarification, only the Audited Numbers that have suffered a variation greater than five percent (5%) when compared to the corresponding Estimated Number may be subject to objection.

4.1.3       New Verification of Objected Audited Number(s):

(a)           if BR Health or the Investors (represented by Nicolau, only), as the case may be, question and challenge any of the Audited Numbers, pursuant to Section 4.1.2(b) above, BR Health or the Investors (represented by Nicolau, only) shall engage, within up to ten (10) Business Days of the expiration of the period set forth in the head paragraph of Section 4.1.2. above, at its own expense, an Authorized Auditor (other than EY), so that, within a maximum of forty (40) Business Days counted from its engagement, it may re-examine the contested Audited Numbers, with the purpose of determining and quantifying the adjustments necessary;

(b)           upon completion of the work performed by the Authorized Auditor engaged under the terms of Section 4.1.3(a) above, the Party which initiated the procedure set forth in this Section 4.1.3.(b) shall notify the other Party in writing, stating: (i) the results of the work performed by such Authorized Auditor; and (ii) the adjustments necessary for the proper quantification of the contested Audited Numbers, as indicated by the Authorized Auditor (the “Adjustment Notice”). The Adjustment Notice shall include a copy of the report containing the results of the work performed by the Authorized Auditor; and

(c)           thus, the Final Numbers to be used for the confirmation or alteration of the Final Stockholdings of BR Health and the Investors, in the event of the objection set forth in Section 4.1.2.(b) above shall be the simple arithmetic mean between the amounts in the Adjustment Report and the Adjustment Notice.

4.2          Calculation of Final Stockholding. Whereas the Final Numbers have been determined in accordance with the procedures set forth in Section 4.1. above, the final stockholdings of BR Health and the Investors in the total and voting capital of the Company shall be calculated according to the worksheet contained in CD Exhibit 4.2. (which includes printed tables and a simulation duly validated by all the Parties) and, if necessary, shall be adjusted per the terms therein (the “Final Stockholding”) at the final purchase price as stipulated in such spreadsheet (the “Final Purchase Price”).

4.2.1       The calculation of the Investors’ and BR Health’s Final Stockholdings shall be presented by BR Health to the Investors within ten (10) Business Days of receipt of the Adjustment Report by BR Health (or within eight (8) Business Days of the Adjustment Notice to Nicolau or the receipt of an Adjustment Notice by BR Health, in the case of the objection referred in Section 4.1.2(b) above), where:

(i)            if the Final Stockholding to be held by BR Health through the Capital Increase is greater than its Initial Stockholding, BR Health shall, within seven (7) Business Days as of the date on which the Final Stockholding is determined pursuant to Section 4.2. above, increase its participation in the total and voting capital of the Company and dilute the remaining Shareholders by exercising its Adjustment Bonus, so that, after subscription of the Additional Shares, its Initial Stockholding shall be raised to levels equivalent to its Final Stockholding. In this case, the Parties shall cause a general meeting of shareholders of the Company to be convened within seven (7) Business Days from the date on which the Final Stockholding is determined pursuant to Section 4.2. above (the “Stockholding Adjustment AGE”):

(ii)           if the Final Stockholding to be held by the Investors through the Capital Increase is greater than their Initial Stockholding, the Investors shall, within seven (7) Business Days as of the date on which the Final Stockholding is determined pursuant to Section 4.2. above, increase its participation in the total and voting capital of the Company and dilute the remaining Shareholders by exercising its Adjustment Bonus, so that, after subscription of the Additional Shares, its Initial Stockholding (added to the stake of the other Investors) shall be raised to levels equivalent to the Investors’ Final Stockholding. In this case, the Parties shall cause the Stockholding Adjustment AGE to be convened within the time limit specified above;

(iii)          if the Final Stockholding to be held by Nicolau in the Purchase and Sale is greater than his Initial Stockholding, Nicolau shall: (a) be entitled to receive the difference between the purchase price paid by BR Health on the Closing Date and the Final Purchase Price, corresponding to the purchase of the Purchased  Shares, which shall be paid up within forty (40) Business Days counted from the date on which the Final Stockholding is determined pursuant to Section 4.2 above; or (b) after this first time limit has elapsed without the additional amount of the Purchase Price for the Purchased Shares having been paid, BR Health shall transfer to Nicolau the number of Purchased Shares required for such Stockholding Adjustment within two (2) Business Days, at the price of one thousand Brazilian Reais (R$ 1,000.00) to be paid on the same day by Nicolau;

(iv)          if the Final Stockholding to be held by Nicolau in the Purchase and Sale is less than his Initial Stockholding, Nicolau shall transfer to BR Health the number of common shares issued by the Company necessary for such Stockholding Adjustment within two (2) Business Days, at the price of one thousand Brazilian Reais (R$ 1,000.00) to be paid on the same day by BR Health; or

(v)           if the Final Stockholdings of BR Health and the Investors remain the same as the respective Initial Stockholdings, then there shall be no Stockholding Adjustment.

4.2.2       Maximum Limit of the Valuation of the Companies. The Parties agree that the Companies’ Valuation calculated with the Audited Numbers shall be limited to the maximum total amount (cap) of two hundred and thirty million Brazilian Reais (R$ 230,000,000.00).

4.2.3       For the purposes of this Section 4, the “Stockholding Adjustment Closing Date” is the date of the actual transfer of shares issued by the Company or payment of the difference between the Purchase Price and the Final Purchase Price, as applicable, pursuant to Section 4.2 above.

4.3          Acts to Carry out the Stockholding Adjustment. If there is any Stockholding Adjustment pursuant to Section 4.2. above, the Parties shall perform the following acts and sign the following documents:

(i)            in the case of a Stockholding Adjustment pursuant to Sections 4.2.1(i) or 4.2.1(ii), the Stockholding Adjustment AGE shall be held, through which the Adjustment Bonus shall be exercised by BR Health or by the Investors, as the case may be, and the Additional Shares shall be subscribed and paid up by BR Health or by the Investors, as the case may be;

(ii)           in the case of a Stockholding Adjustment pursuant to Sections 4.2.1 (iii) or 4.2.1 (iv):

(a)                           BR Health shall pay the difference between the Purchase Price and the Final Purchase Price to Nicolau into the bank account indicated in Exhibit 2.4.1; or

(b)                           the transfer of a number of Purchased Shares held by BR Health to Nicolau, via signature of the transfer form in the Company’s Registered Shares Transfer Book and registration of ownership of such shares in the name of Nicolau in the Registered Shares Registry Book of the Company, in consideration for the payment by Nicolau of the amount due pursuant to Section 4.2.1 (iii); or

(c)                           the transfer of a number of common shares issued by the Company held by Nicolau to BR Health shall be carried out, via signature of the transfer form in the Company’s Registered Shares Transfer Book and registration of ownership of such shares in the name of BR Health in the Registered Shares Registry Book of the Company, in consideration for the payment by BR Health of the amount due pursuant to Section 4.2.1 (iv); or

(iii)          in any of the cases provided for in Section 4.2, the execution of an amendment to the Shareholders’ Agreement that shall deal strictly with the changes in the equity interest held by BR Health and the Investors, due to the performance of a Stockholding Adjustment.

SECTION FIVE
REPRESENTATIONS AND WARRANTIES OF THE ESTEVES SHAREHOLDERS

5.1          Representations and Warranties of the Esteves Shareholders. Each of the Esteves Shareholders, being aware that the representations and warranties below are essential for the purposes of this Agreement, provide to BR Health, together and jointly and severally, on the date hereof, the following representations and warranties, which they affirm to be accurate, true, and complete:

5.1.1                     Power and Authorization. Each Esteves Shareholder has full capacity to enter into this Agreement, as well as to fulfill all the obligations assumed herein, without any legal or contractual impediment to consummating the transactions provided for in this Agreement. No other measure, approval, or other act is necessary to authorize the execution, formalization, and fulfillment of this Agreement by each Esteves Shareholder.

5.1.2                     Enforceability. This Agreement is a valid and binding obligation of each Esteves Shareholder, enforceable against each of them in accordance with its terms.

5.1.3                     No Breach, Consents. Neither the execution and formalization of this Agreement by each Esteves Shareholder, nor the fulfillment by each Esteves Shareholder of any and all of its obligations under this Agreement, nor the consummation of the transactions established therein:

(a)                                 infringe on, conflict with, accelerate the performance of any obligation, or result in a breach or termination of, or otherwise give any third party any additional rights or compensation under, or right to terminate, or constitute default under the terms of, or for any contract to which said Esteves Shareholder is a party, or to which said Esteves Shareholder or any of its property or assets are subject and/or bound, except as provided for in Exhibit 5.1.3 (a); and/or

(b)                                 violate or conflict with any statute, ordinance, Law, rule, regulation, license or permit, judgment, or order of any court, arbitrator, arbitration tribunal, or other Governmental Authority or regulator to which said Esteves Shareholder and/or any of its assets are subject, including but not limited to MEC regulations.

5.1.4                     No Litigation. There is no action, judicial proceeding, or investigation in which each Esteves Shareholder has been subpoenaed, summoned, or notified (as the case), to date, pending against said Esteves Shareholder, that may adversely affect or legally prevent the realization and completion of the transactions provided for in this Agreement.

5.1.5                     Other Educational Assets held by the Esteves Shareholders. Except for Exhibit 5.1.5, none of the Esteves Shareholders directly or indirectly possess (including through the Companies) any other assets in the educational field, either directly or indirectly (through companies, funds, relatives up to the 3rd degree, or in any other manner that identifies any of the Esteves Shareholders as the final owner of such asset).

5.1.6                     Ownership of the Shares held by Nicolau and which are the Subject of the Sale to BR Health. Nicolau is the holder, on the date hereof, of all the Purchased Shares, which are free and clear of any Encumbrances.

5.1.7                     Party Affiliation. On the date hereof, none of the Esteves Shareholders is affiliated with any political party, nor is it involved, directly or indirectly, in political campaigns, whether in the form of party affiliation, sponsorship, incentive, donation, financing, or any other type of financial disbursement to political parties or political entities.

5.1.8                     Brokerage or Finders’ Fees. The Esteves Shareholders (and their respective Related Parties) have no obligation to pay to any advisor, agent, broker, Person, or company acting on their behalf who is entitled to receive any fees, commissions, or brokerage or finders’ fees, as a result of any transactions, including as a result of any of the transactions provided for in this Agreement or in any other related documents.

5.1.9                     Discrimination, Child Labor or Slave Labor, Harassment, and Crimes against the Environment. There is no final administrative sanctions decision against any of the Esteves Shareholders, issued by a Governmental Authority, due to the practice of acts that discriminate on the basis of race or gender, child labor and slave labor, and/or a conviction that has become final and unappealable, issued as a result of said acts, or even of others that constitute moral or sexual harassment, or that imply a crime against the environment.

5.1.10              Anti-corruption. The Esteves Shareholders observe and shall observe the applicable Law relating to corrupt practices in its entirety, including but not limited to Law No. 12,846, of August 1, 2013, Decree-Law No. 2848/40, Law No. 8,429/92 and other legislation, declaring, guaranteeing, and agreeing that they ever offered and shall not offer, give, or authorize or promise to give, directly or indirectly, any sum of money, any thing of value, and and/or any other benefit or advantage to any representative/official of any Governmental Authority, at any level, or political party, for the purpose of:

(i)                                          influencing any act or decision of that representative/official of any Governmental Authority, at any level, or of a political party in its official capacity;

(ii)                                       inducing such representative/official of any Governmental Authority, at any level, or political party to perform or fail to perform any act in violation of the legal duty of that representative/official of any Governmental Authority, at any level, or of a political party; or

(iii)                                    inducing such representative/official of any Governmental Authority, at any level, or political party, to use its influence with any Governmental Authority to perform or influence any act or decision of such Governmental Authority for the purpose of assisting itself and/or the Companies in obtaining any governmental favor, authorization, or permission.

5.2                               Representations and Warranties of the Investors. Each of the Investors, being aware that the representations and warranties below are essential for the purposes of this Agreement, provide to BR Health, together and jointly and severally, on the date hereof and on the Closing Date, in relation to the Companies, the following representations and warranties, which they affirm to be accurate, true, and complete:

5.2.1                     Organization and Existence. The Companies are legally organized and validly existing in accordance with the Laws of Brazil, and they enjoy good status before the competent commercial board. Each one of the Companies has all the necessary powers to hold and operate its respective assets and conduct its respective business as currently conducted. Each one of the Companies is duly qualified, registered, and/or licensed to do business and is in good standing in all jurisdictions in which it conducts its activities.

5.2.2                     Enforceability. This Agreement constitutes a valid, legal, and binding obligation, enforceable against the Companies in accordance with its terms.

5.2.3                     No Breach; Consents. Neither the execution and formalization of this Agreement by each Esteves Shareholder, nor the fulfillment by each Esteves Shareholder of any and all of its obligations under this Agreement, nor the consummation of the transactions established therein, shall: (a) result in a breach of or infringement on any of the terms and provisions of any contract, license, consent, approval, or authorization to which each of the Companies is bound; (b) be in breach of the terms of a Law or order by any Governmental Authority with competent jurisdiction over the Companies;  (c) be in breach of the bylaws of each of the Companies; (d) be in breach of any material rights of third parties that may, in any way, adversely affect the Transaction contemplated herein; and/or (e) violate or conflict with any statute, ordinance, Law, rule, regulation, license or permit, judgment, or order of any court, arbitrator, arbitration tribunal, or other Governmental Authority or regulator to which any one of the Companies or any of their assets are subject, including but not limited to MEC regulations.

5.2.4                     Share Capital of the Companies.

5.2.4.1                IPTAN. The capital stock of IPTAN is one hundred thousand Brazilian Reais (R$ 100,000.00), divided into one hundred thousand (100,000) quotas, fully subscribed and paid in on the date hereof. The Investors, on the date hereof, hold the entire capital stock of IPTAN, distributed in accordance with Exhibit D of this Agreement, with all quotas totally free and clear of any and all Encumbrances, except for the Encumbrances on the IPTAN Shares, which shall be partially released on the Closing Date with the execution of the Termination Agreements and the addenda to the ITPAC Guarantees Package. There is no partners’ agreement binding any of the securities issued by IPTAN prior to the execution of this Agreement.

5.2.4.2                IESVAP. The capital stock of IESVAP is one hundred thousand Brazilian Reais (R$ 100,000.00), divided into one hundred thousand (100,000) quotas, fully subscribed and paid in on the date hereof. The Investors, on the date hereof, together hold seventy percent (70%) of the capital stock of IESVAP, distributed in accordance with Exhibit D of this Agreement, with all quotas totally free and clear of any and all Encumbrances, except for the Encumbrances on the IESVAP Shares, which shall be partially released on the Closing Date with the execution of the Termination Agreements and the addenda to the ITPAC Guarantees Package. There is no shareholders’ agreement, except for the IESVAP Shareholders’ Agreement to be entered into pursuant to Section 2.9 (h.3), binding any of the securities issued by IESVAP prior to the execution of this Agreement.

5.2.5                     Subsidiaries. On the date hereof, none of the Companies participates, directly or indirectly, in the capital stock of another company.

5.2.5.1                CENEP. The Tiradentes Technical School of Commerce, enrolled in the CNPJ/MF under No. 24.728.008/0001-37, headquartered at Rua Luiz Baccarini, No. 111, city center, city of São João del-Rei, State of Minas Gerais (“CENEP”) is not a subsidiary of IPTAN, nor do any of the Investors hold any equity interest in CENEP. Any and all Contingencies related to CENEP, whose originating event occurred before or after the Closing Date, shall be the full responsibility of the Investors, who shall hold IPTAN, the Company, and/or BR Health totally harmless in the event that they come to incur Losses, as a result of CENEP Contingencies, pursuant to Section Seven below.

5.2.6                     Branches. On the date hereof, the Companies do not have branches.

5.2.7                     The Companies’ Financial Statements. The unaudited financial statements of the Companies, dated December 31, 2016, as well as financial information for the period ended July 31, 2017, prepared and signed by their management, which are attached to this Agreement as Exhibit 5.2.7 (the “Financial Statements”), were prepared in accordance with Brazilian accounting principles, as they were applied uniformly over the period covered therein, and accurately reflect the financial and accounting situation, as well as assets and liabilities, contingencies, equity, results, income, net income, expenses, and inventory of the Companies on the date of the Financial Statements, on bases consistent with past practices adopted by the Companies, and are correct, complete, and consistent in all material respects: (a) with the accounting principles generally accepted in Brazil; (b) with all the books and records of the Companies referring to the dates on which they were drawn up; and (c) with Brazilian corporate and tax Law.

5.2.7.1                Books and Records. Each of the Companies maintains in all material respects: (i) correct, complete, updated, and accurate books and records; and (ii) adequate internal accounting control systems to ensure that, in all material respects: (a) its transactions are performed in accordance with the Laws and authorizations of its management bodies; (b) transactions are recorded under the terms of the Law and in a way that allows the preparation of its financial statements in accordance with the basic accounting principles accepted in Brazil and the accounting for its assets; and (c) the accounting records of its assets are compared to the existing assets at reasonable frequencies, and appropriate measures are taken in the event of any inconsistencies.

5.2.7.2                Lack of Undisclosed Liabilities. Except for the liabilities identified in the Financial Statements, the Companies do not have any other material liabilities or material obligations of any nature, including labor obligations and other obligations arising from or related to Taxes, interest, or penalties.

5.2.7.3                Accounts Receivable. All promissory notes, invoices, credit instruments, and accounts receivable of the Companies, duly recorded in their respective books and records and in their respective Financial Statements, are valid, current, and chargeable receivables in the Ordinary Course of Business (the “Receivables”), except: (i) when classified in the Financial Statements as discounted credit instruments and allowance for doubtful accounts; and (ii) the Encumbered Receivables under the terms of the Receivables Assignment Agreement - IESVAP and the Receivables Assignment Agreement - IPTAN. All Receivables originated from usual business practices and represent amounts receivable or already received with interest by customers who received services actually performed. No bank or any other Person has or proposed any action to collect debts or receivables originated by the Companies.

5.2.8                     Real Estate. Exhibit 5.2.8 contains a complete and up-to-date list of all properties used by the Companies, indicating the ownership status of such property (such as, for example, ownership or lease), the respective owner and, in the case of rented properties, the monthly amount of the rent and the lease period (the “Properties”). Each of the Companies is in compliance with all of its obligations relating to the Properties, including the fulfillment of obligations such as, for example, the payment of Taxes, fees, lease payments, or condominium fees, and none of the Companies and/or their representatives have performed any acts which may give rise to a right to the lessors of the lease contracts described in Exhibit 5.2.8 to terminate the respective leases. The Properties do not violate any applicable federal, state, and local Laws or requirements, including, but not limited to, any environmental, building, land use, zoning, and fire Laws or codes. Furthermore, there is no dispute regarding ownership or possession of the Properties. The Companies are making regular use of all the equipment and other assets required to conduct their business at the properties they rent. Such assets have been maintained in good operating condition (with the exception of natural wear and tear from regular use) and are suitable for the purpose for which they are being used.

5.2.8.1                There are no Encumbrances: (i) on the Real Estate, except as provided for in Exhibit 5.2.8: and/or (ii) that render or may in any way render the Companies in default in relation to the lease agreements to which each is party; and/or (iii) that cause, or may cause, for any reason, the early expiration of any lease agreement and/or the application of penalties in relation thereto; and/or (iv) that cause or may cause any other penalty, in any way, in relation to the Companies and/or the Properties and/or the lease agreements.

5.2.9                     Tax Issues. With respect to material (i.e., relevant) issues, the Companies: (i) have complied with and comply with all Brazilian tax Laws, including but not limited to compliance with ancillary obligations; (ii) have filed all tax returns with the federal, state, and municipal governments which they were required to file, in a manner accurately in line with the tax requirements; (iii) all statements were correct and complete in their content, reproducing in a reliable manner the facts that occurred; (iv) all federal, state, and municipal taxes due by the Companies have been paid when due (including in relation to any installments of debts in force) or are being duly disputed by the Companies; (v) no audit, inspection, or collection was filed against any of the Companies; (vi) they have withheld and paid all taxes that they should have withheld and paid in connection with amounts paid or owed by employees, independent contractors, creditors, shareholders, or any other Person; and (vii) all tax documents issued by the Companies were and are in accordance with Brazilian tax Law.

5.2.10              Litigation. Except as provided for in Exhibit 5.2.10 to this Agreement (which shall contain all disputes separately for each Company, whether as plaintiff or defendant), on the date hereof (in relation to IESVAP) and in July of 2017 (in relation to IPTAN), the Companies are not parties to any litigation, administrative or judicial proceeding, arbitration proceeding, or public inquiry (including those that encumber or may encumber their assets) and there is no litigation, administrative or judicial proceeding, arbitration proceeding, inspection, or investigation in which the Companies have been subpoenaed, summoned, or notified (as the case may be) as of the date hereof.

5.2.11              Infraction Notices. No tax assessment notice of any kind has been filed against the Companies, either as principal, joint and several, or secondary debtor.

5.2.12              Compliance with Applicable Legislation. The Companies have always complied with and comply in all material respects with all applicable Laws, regulations, rules, instructions, and judicial, arbitral or administrative decisions and orders, including with respect to their customers (students), consumers, suppliers, and competitors.

5.2.13              Regulatory. There is no significant breach by the Companies with regard to the regulations and requirements of the MEC. There are no material regulatory irregularities that may result, for example, in the reduction of vacancies, restrictions on enrollment of students, cancellation of programs or entrance exams, or reduction of the MEC grade in relation to programs offered by the Companies, or de-accreditation. The Companies are not party to, nor are they aware of, any assessment by the MEC or any other Correction of Deficiencies Order, Consent Order, or any other similar document in force or under negotiation with the MEC involving any of the Companies and the Investors are not aware of any intention by the MEC to impose restrictions, sanctions, or require the execution of Correction of Deficiencies Order or Consent Order (or similar documents) with the Companies.

5.2.13.1         ProUni. IPTAN and IESVAP are duly registered with ProUni and are entitled to total exemption, therefore, from the following taxes: Social Contribution on Net Income (CSLL), Income Tax (IRPJ), the Social Integration and Formation of Public Servants’ Equity Programs (PIS/PASEP), and Contribution for Social Security Financing (COFINS), and have not breached or violated any rule which could result in the loss of any tax exemptions provided for in such program.

5.2.13.2         FIES. The Companies are duly enrolled in the FIES. The Companies comply in all material respects with all applicable FIES rules and have not breached or violated any rule that may result in exclusion of any of the Companies from such program.

5.2.14              Number of Students. Together, on November 1, 2017 (the “Student Enrollment Base-Date”), [**] ([**]) students were duly enrolled in their higher education and postgraduate programs, where: (i) [**] ([**]) students are enrolled at IPTAN; and (ii) [**] ([**]) students were enrolled at IESVAP. There was no change in the number of students outside of historical normalcy or outside the Ordinary Course of Business of the Companies. Exhibit 5.2.14 contains, in a separate and clear manner: (a) the list of students enrolled on the Student Enrollment Base-Date, including entrants and re-enrolled students, as well as the program and year they attend; (b) the list of scholarships and discounts granted, containing the amounts involved in each scholarship (including ProUni) and an indication of the respective individuals who are entitled to such benefits, as well as the students to whom the full or partial ProUni benefit has been granted; (c) the amount of the monthly tuition (ticket) per program of each Company; (d) the number of spots authorized per program and the number of spots actually filled by each Company program; and (e) reflects the number of students of each of the Companies within the scope of the FIES program, regularly amended and with a Regularity Enrollment Document (DRM) for the calendar year 2017.

5.2.15              No Sale of or Encumbrance on Operational or Material Assets. Since the date of the Financial Statements up to the date hereof, there has been no sale or encumbrance of any operating or material assets of and by the Companies, and in that period the Companies maintained their operations in their Ordinary Course of Business and have not carried out, except according to accounting entries recorded in the Companies’ Financial Statements, in any way, any payment and/or transaction/business with Related Parties outside of market conditions, have not paid bonuses or any other amount to Related Parties, and have not granted guarantees of any kind to Related Parties. The Esteves Shareholders or their respective Related Parties do not hold, directly or indirectly, any right or claim with respect to the Companies (except those arising from the position of being a partner), nor has there been any operating or non-operating fact or circumstance that could adversely affect the Companies’ indebtedness. Also, the working capital of the Companies was managed and accounted for using the same criteria adopted in the Financial Statements, in the Companies’ Ordinary Course of Business.

5.2.16              Conduct of the Business. From the date of the Financial Statements to the date hereof, the Businesses of the Companies have been conducted in the Ordinary Course of Business, and: (a) there were no financial, legal, or accounting changes adversely material to the Companies, except when required by Law; and (b) the Companies have not: (i) conducted any distribution of profits or declared or paid dividends (except as provided for in Exhibit 5.2.16); (ii) contracted any capital investment; (iii) suffered any material cancellation or waiver of any Claim or right, or any sale, transfer, assignment, distribution, or other transfer of any material asset; (iv) promoted any sale, transfer, disposal, or encumbrance of any right with respect to the use of any material Intellectual Property right; (v) assumed any obligation or liability, including, without limitation, any liability for breach or termination of any material agreement; (vi) contracted any loan and/or indebtedness or extended, increased, and/or used any new or previously existing credit line and/or indebtedness with any financial institution and/or any Person; (vii) made any material waiver, pardon, or any unilateral termination of any material claims against their shareholders, employees, service providers, and/or any Persons; and/or (viii) made any donation, assignment, and/or transfer, free of charge, of any material assets, rights and/or any other type of assets to any of their shareholders, employees, service providers, and/or any other Persons.

5.2.17              Related Party Transactions. The Investors and the management of the Companies do not own, directly or indirectly, by themselves or, as applicable, through Related Parties, any debt claim against the Companies, of any type, including, but not limited to debt claims arising from the declaration of dividends, interest on own capital, loans, outstanding agreements, indemnities, reimbursements, etc., and the Companies are permitted, as of the date hereof, to cancel, regardless of economic consideration, any and all debt claim that may be identified, at any time, in favor of the Investors.

5.2.18              Profits, Dividends, and Interest on Own Capital. Neither the Investors nor any other Person has any right to receive from the Companies any payment of dividends and/or interest on own capital already declared and not yet paid. For purposes of clarification, the rights of Investors regarding the distribution of retained earnings in the Companies up to the Closing Date are preserved.

5.2.19              Social Security Contributions and Guarantee Fund for Length of Service. Social security contributions and contributions to the FGTS of the Companies and/or related to all registered employees since its incorporation (the “Employees”) have been paid in a timely manner and in full or are reflected as allowances on the Financial Statements, in accordance with accounting principles generally accepted in the Brazil and other applicable standards. The Companies are not party to any agreement, consent order, or special regime with any Governmental Authority relating to social security contributions or contributions to the FGTS related to the Employees and up to the date of execution of this Agreement have not been subpoenaed, summoned, or become aware, in writing, of any administrative or judicial proceeding currently in progress with respect to any such contributions relating to the Employees.

5.2.20              Labor and Trade Union Issues. The Companies observe, in all material respects, all labor and trade union and social insurance Laws (including but not limited to the delivery of the Annual Corporate Information Report - RAIS (article 362, paragraph 1, of the Consolidated Labor Laws; Decree No. 76,900, of

December 23, 1975)), and all collective bargaining agreements and letters of understanding to which they are parties, including the hiring of contractors and outsourced labor, as well as registering of all their employees in the manner set forth in the applicable labor Law. Except as provided for in Exhibit 5.2.20, the Companies are not party to any pending arbitration, labor claim, or any other proceeding relating to any existing labor relationship, and to the best of their knowledge, are not subject on the date hereof to the threat of such claims. The Companies are not signatories to any consent order that is labor in nature.

5.2.20.1         The Companies comply with all rules, regulations, and standards of occupational health and safety, as provided for in the Brazilian Law in force and do not have and have not had since their respective dates of incorporation any employee hired in a locality other than the municipalities in which they are headquartered respectively.

5.2.21              Independent Contractors. The Companies do not have independent contractors.

5.2.22              Material Agreements. Exhibit 5.2.22 contains a list of all material agreements, contracts, and obligations of the Companies (listed separately by Company with an indication, at the least, of the counterparties, date of execution, term of validity, and amount) (the “Material Agreements”). All such agreements have been complied with in all material respects by the Companies and are valid, effective, and enforceable in accordance with their respective terms. None of the agreements listed in Exhibit 5.2.22 require any prior authorization from any Person or Governmental Authority for the implementation of the Transaction, pursuant to the terms of this Agreement.

5.2.22.1         Agreements with Hospitals. The Companies comply, in all material aspects, with all the norms emanating from the MEC and any other Governmental Authority (including, but not limited to the number of beds necessary at hospitals), including with regard to agreements with teaching hospitals, to attend to the medicine program of each of the Companies. In addition, the Companies acknowledge and agree that all such agreements have been duly complied with in all material respects and are valid, effective, and enforceable in accordance with their respective terms. None of the Companies’ agreements with hospitals has any need for prior authorization from any Person or Governmental Authority for the implementation of the Transaction, pursuant to the terms of this Agreement.

5.2.23              Insurance Policies. All insurance policies entered into by the Companies are described in Exhibit 5.2.23. During the term of these policies, there was no claim or any fact that could be covered (expectation of a claim) that needs (or may need) to be reported to the insurers contracted or other Persons. The premiums of the policies listed in Exhibit have been paid and are current, there being no pending financial matter or future payment of any nature to be made under these policies. The Companies strictly complied with the terms of the policies they have purchased, and have not performed any acts that may lead to the loss (total or partial) of the coverage purchased. The Companies also did not receive, from the insurers involved or from third parties, any claims, information, or notices which could likewise lead to a loss of the right to the insurance coverage purchased. Likewise, during the term of the policies, there have been no addenda to their terms that have the effect of changing the insurance guarantees, their validity, or the insured amounts purchased.

5.2.24              Powers of Attorney. Except for the powers of attorney described in Exhibit 5.2.24, there is at present no power of attorney granted by the Companies that is in force.

5.2.25              Intellectual Property.

(a)                                 In all material respects, the Companies have, applied for their ownership, or have the right to use in connection with any license, sublicense, contract, permission, or authorization of any Intellectual Property that is used to operate the business of the Companies. The Companies have taken all steps necessary to obtain, maintain, and protect each item of Intellectual Property that they own or use, which are listed in Exhibit 5.2.25 (a) of this Agreement;

(b)                                 Since their incorporation, the Companies have not received any allegation of interference, infringement, or misappropriation of any third-party Intellectual Property rights, and, to the best of the knowledge of the Esteves Shareholders, the Companies have not performed any such acts. The Companies have not received any allegation or become aware of any Person who has interfered or misused any Intellectual Property right of the Companies;

(c)                                  Exhibit 5.2.25 (a) identifies each Intellectual Property, Brazilian or foreign, including the respective renewals, and any and all registrations and applications for intellectual property rights, Brazilian or foreign, that have been transferred, assigned, or issued to, or applied for by the Companies, or any of their partners or employees, with respect to any Intellectual Property which has been used in the Ordinary Course of Business of Companies, and identifies each license, sublicense, contract, or other permissions that the Companies have granted to third parties with respect to their Intellectual Property;

(d)                                 In all material respects, the Companies have requested ownership of, or hold all rights, title, and interest in, the above-mentioned Intellectual Property rights, free and clear of any Encumbrances, licenses, or other restrictions, and have recorded all documentation necessary for the perfection of the title with the INPI, National Library, and/or, where applicable, any foreign body responsible for registering said Intellectual Property;

(e)                                  The Companies have never agreed to indemnify any party for or against any violation, misappropriation, or other conflict with respect to Intellectual Property;

(f)                                   Except as set forth in Exhibit 5.2.25 (a), any and all Intellectual Property rights of the Companies are enforceable against third parties and any maintenance fees for such rights are current and duly paid;

(g)                                  Exhibit 5.2.25(g) identifies each item of Intellectual Property owned by third parties and which the Companies use under a license, sublicense, agreement, and/or permission (the “Intellectual Property Licenses”). Such Intellectual Property Licenses are fully and effectively legal, valid, and enforceable, and are transferable or assignable without any restriction;

(h)                                 No part of any Intellectual Property License is in default or omission with respect to any obligation, and no event has occurred, for which lack of notice or lapse of time would constitute default or omission, or would permit them to be revoked, modified, and/or accelerated; and

(i)                                     The Companies have not granted any license or sublicense for any right under or in relation to any Intellectual Property, except those related to the acquisition of their products and services.

5.2.26              Environmental Issues. The Companies have complied with and abide by the environmental Law in force in all material respects (including environmental rules, regulations, and standards) and no deficiencies or limitations have been alleged against the Companies by any Governmental Authority or third parties, based on the environmental Law and/or in connection with obtaining any environmental license, permit, and/or authorization. There are no notices, inspections, assessments, or administrative or judicial proceedings, or even consent orders or investigative proceedings in the civil or criminal spheres that involve environmental issues related to the Companies and/or their Properties.

5.2.26.1         The Companies have a prior license, for installation or operation, issued by the competent Governmental Authority, which is part of the National Environment System - SISNAMA or, on a supplementary basis, by the Brazilian Institute for the Environment and Renewable Natural Resources - IBAMA, officially published, when applicable, as well as other applicable licenses of the competent health Governmental Authorities and specific licenses for the use of certain chemicals.

5.2.26.2         The Companies are not breaching any prohibition on activity pursuant to the terms of article 11, I, of Decree No. 6,321, of December 21, 2007, together with article 16, paragraph 1 and paragraph 2, and article 17 of Decree No. 6,514, of July 22, 2008, and have not been notified of any sanction.

5.2.26.3         Chemical Substances. The amount of chemical substances used in connection with the medical programs of the Companies respects the Law in force.

5.2.27              Suppliers. Exhibit 5.2.27 lists all major suppliers of the Companies. To the best of the knowledge of the Investors, the material amounts due to the suppliers of the Companies are fully accounted for and are faithfully reflected on the Financial Statements, including accruals and penalties, if any.

5.2.28              Brokerage or Finders’ Fees. The Companies (and their respective Related Parties) have no obligation to pay to any advisor, agent, broker, Person, or company acting on their behalf who is entitled to receive any fees, commissions, or brokerage or finders’ fees, as a result of any transactions, including as a result of any of the transactions provided for in this Agreement or in any other related documents.

5.2.29              Anti-corruption. The Companies observe and shall observe the applicable Law relating to corrupt practices in its entirety, including but not limited to Law No. 12,846, of August 1, 2013, Decree-Law No. 2848/40, Law No. 8,429/92 and other legislation, declaring, guaranteeing, and agreeing that they ever offered and shall not offer, give, or authorize or promise to give, directly or indirectly, any sum of money, any thing of value, and and/or any other benefit or advantage to any representative/official of any Governmental Authority, at any level, or political party, for the purpose of:

(i)                                          influencing any act or decision of that representative/official of any Governmental Authority, at any level, or of a political party in its official capacity;

(ii)                                       inducing such representative/official of any Governmental Authority, at any level, or political party to perform or fail to perform any act in violation of the legal duty of that representative/official of any Governmental Authority, at any level, or of a political party; or

(iii)                                    inducing such representative/official of any Governmental Authority, at any level, or political party, to use its influence with any Governmental Authority to perform or influence any act or decision of such Governmental Authority for the purpose of assisting itself and/or the Companies in obtaining any governmental favor, authorization, or permission.

5.2.30              Discrimination, Child Labor or Slave Labor, Harassment, and Crimes against the Environment. There is no final administrative sanction issued by any Governmental Authority against any of the Companies and/or their respective management, due to the performance of acts that discriminate on the basis of race or gender, child labor and slave labor, and/or conviction as a result of said acts, or, further, others that constitute moral or sexual harassment, or which may result in a crime against the environment.

5.2.31              Federal Constitution. The prohibitions provided for in article 54, items I and II, of the Federal Constitution, have not been breached by the Companies.

5.2.32              Provision of Information. The Investors represent and warrant that they have submitted all necessary and material documentation of which they are aware (even if not explicitly requested by BR Health) for a review of the Transaction, which dealt with legal, regulatory, accounting, financial, and tax issues regarding the activities and that they have not failed to disclose to BR Health, its management, and legal and financial advisors any material information regarding the Company’s business, results of operations, assets, liabilities, financial situation, and/or prospects of which they are aware.

SECTION SIX
REPRESENTATIONS AND WARRANTIES OF BR HEALTH

6.1                               Representations and Warranties of BR Health. BR Health, being aware that the representations and warranties below are essential for the purposes of this Agreement, provides to the Esteves Shareholders, on the date hereof and on the Closing Date, the following representations and warranties, which it affirms to be accurate, true, and complete:

6.1.1                     Organization and Existence. BR Health is legally organized and validly existing under the Laws of Brazil.

6.1.2                     Power and Authorization. All the corporate acts of BR Health required for the execution of this Agreement have been performed and BR Health has full capacity to enter into this Agreement, as well as to fulfill all obligations assumed herein, having taken all measures necessary to authorize its execution, and there is no legal or contractual impediment to consummating the transactions contemplated in this Agreement.

6.4.3                     No Breach, Consents. Neither the execution and formalization of this Agreement by BR Health,  or the fulfillment by BR Health of any and all of its obligations under this Agreement, nor the consummation of the transactions established herein:

(a)                                      violate BR Health’s Bylaws and other corporate documents;

(b)                                      infringe on, conflict with, or result in a breach or termination of, or otherwise give any other party any additional rights or compensation under, or right to terminate, or constitute default under the terms of any material contract to which said Esteves Shareholder is a party, or to which BR Health is a party, or to which BR Health or any of its property or assets are subject and/or bound; or

(c)                                       violate or conflict with any statute, ordinance, Law, rule, regulation, license or permit, judgment, or order of any court, arbitrator, arbitration tribunal, or other Governmental Authority or regulator to which BR Health or any of its assets are subject.

6.1.4                     Solvency. BR Health is solvent and has sufficient financial and economic capacity to pay its share of the Total Increase Amount and the Purchase Price and to fulfill all its obligations under this Agreement.

6.1.5                     Analysis of information. BR Health declares that it has performed audits addressing legal, accounting, financial, and tax issues regarding the activities of the Companies and has had access to certain documentation and information of such companies.

SECTION SEVEN
INDEMNIFICATION

7.1                               Obligation to Indemnify of the Esteves Shareholders. The Esteves Shareholders hereby irrevocably and irreversibly undertake jointly and severally to indemnify BR Health, its Controllers, including Bozano Educacional II FIP, management, including Intrag, and its Related Parties and the Company, as the case may be, at the discretion of BR Health (the “BRH Indemnified Parties”), of the amount corresponding to [**] percent ([**]%) of any Loss that is actually and proven to have been suffered, paid, or incurred by the BRH Indemnified Parties arising out of and/or resulting from:

(a)                                 any inaccuracy, falsehood, insufficiency, or breach of the representations and warranties of the Investors provided in this Agreement, or any infringement thereon, including but not limited to any act or omission of Nicolau that would impair or diminish the value of the composition of the ITPAC Guarantees Package;

(b)                                 breach by the Esteves Shareholders, in whole or in part, of any covenant or arrangement contained in this Agreement and its exhibits and related documents;

(c)                                  Contingencies of the Companies whose generating event occurred up to and including the Closing Date;

(d)                                 Contingencies of CENEP whose generating event occurred before or by the Closing Date; and/or

(e)                                  any Contingency related to the [**]% IESVAP Acquisition and/or to the IESVAP Partial Spin-off as provided for in Sections 2.9(h.2) and 2.9(h.4) above.

7.1.1                     Possibility of Offset and Withholding. The Parties hereby agree that, notwithstanding any right or remedy available to BR Health, including under this Agreement, if there is any indemnification of a Loss due from the Esteves Shareholders to any BRH Indemnified Party pursuant to Section 7.1 above, the respective amount due, plus any penalties and other increases provided for in this Agreement, may, at BR Health’s sole discretion (but in compliance with the procedure set forth in Section 7.1.1.1 below), be offset against any payment due to the Esteves Shareholders on account of the lease payments coming due under the Lease Agreements that are owned by the Esteves Shareholders (in any case, the “Offset”).

7.1.1.1                If BR Health chooses to perform the Offset, the following procedures must be observed, which shall be done automatically without the need for any kind of procedure:

(a)                                      BR Health must send to the Esteves Shareholders a notice regarding the intent to seek the Offset (the “Offset Notice”):

(b)                                      Nicolau (on behalf of the Esteves Shareholders) shall have [**] Business Days from the receipt of such Offset Notice to review and respond to BR Health;

(c)                                       if Nicolau (on behalf of the Shareholders) does not send such a response within the period of [**] Business Days mentioned above, BR Health shall be authorized to proceed with the Offset;

(d)                                      if Nicolau (on behalf of the Esteves Shareholders) notifies BR Health that it does not agree with the Offset (the “Offset Rejection Notice”): (i) the Parties shall negotiate in good faith a solution to such dispute and, if such dispute is not amicably resolved within [**] Business Days after receipt of an Offset Rejection Notice, then such dispute shall be submitted to arbitration under the terms of Section 12.2 below; and (ii) the rents coming due under the Lease Agreements owned by the Esteves Shareholders (or their successors) shall be retained by the Company (under the terms of the Shareholders’ Agreement), as the case may be, until the parties reach an agreement or until the dispute is finally settled;

(e)                                       however, if such dispute is resolved within [**] Business Days from the receipt of an Offset Rejection Notice, the Offset shall operate in accordance with and to the extent agreed upon, and any amount withheld by BR Health shall be released to the Esteves Shareholders, if applicable; and

(f)                                        the amounts withheld must be adjusted per the [**] as of the date of retention until the date of the effective Offset and/or release, therein paying the [**] to BR Health to the extent of and in the proportion to the amount effectively offset, and to the Esteves Shareholders, in the measure and proportion of the amount released. In addition, if the Offset or release of the amount withheld is not performed as agreed upon between the Parties, the defaulting Party shall incur a non-compensatory penalty equivalent to [**] percent ([**]%) of the amount to be offset or released, as the case may be, plus interest of [**] percent ([**]%) per month, calculated pro rata in relation to the delay found, being further subject to the provisions of Section 7.4 below, if the Indemnifying Party in arrears is the Esteves Shareholders.

7.1.1.2                If the Offset is not carried out (or is carried out in full) for any reason, including due to the fact that the Lease Agreements are no longer in force for any reason, or because the amount of the lease payments coming due under the Lease Agreements are not sufficient to fully offset the amount of said Loss incurred by a BRH Indemnified Party, the indemnification procedure shall observe, to the extent and in the proportion applicable, the provisions of Section 7.3.2 below.

7.1.2                     Audit. Considering the documents and information that were made available by the Esteves Shareholders and the Companies to BR Health, the Company performed an audit process with respect to the Companies, which does not exempt each of the Esteves Shareholders from any amount that may be indemnifiable by each of them to BR Health, pursuant to the terms of Section 7.1 above, including for facts or acts known to BR Health.

7.1.3                     Delimitation of the Duty to Indemnify. The liability of the Esteves Shareholders is limited to Losses whose generating fact occurred up to and including the Closing Date, and shall be in force for the applicable statutory limitations periods under the applicable Law (“Indemnity Limitation Period”).

7.1.4                     No Adjustment of the Purchase Price. Pursuant to the provisions relating to reimbursement for Losses, BR Health acknowledges that the finding of Losses shall not interfere with the Amount of the Capital Increase and the Purchase Price, which shall not be subject to any type of adjustment (subject to the terms and conditions set forth in Section 4 above).

7.2                               Obligation to Indemnify of BR Health. BR Health hereby irrevocably and irreversibly undertakes to reimburse the Esteves Shareholders (the “Esteves Indemnified Parties”) of the amount corresponding to [**] percent ([**]%) of any and all Losses effectively and proven to have been suffered or incurred by any of the Esteves Indemnified Parties arising out of and/or resulting from:

(a)                                 any inaccuracy in BR Health’s representations and warranties provided in this Agreement; and/or

(b)                                 any violation or breach thereof or the obligations and responsibilities set forth in this Agreement and its exhibits and related documents, subject to the Indemnity Limitation Period.

7.2.1                     BR Health’s obligation to indemnify any Losses by an Esteves Indemnified Party: (i) with respect to the Investors, shall observe the proportion of its stake in the Companies’ capital stock on the Closing Date; and (ii) in relation to Nicolau, the proportion that the Purchased Shares represent in the Company’s capital stock on the Closing Date, in the event of Losses incurred by the Company (and indirectly incurred by Nicolau) and within the liability of BR Health.

7.3                               Procedures. Any Party that comes to claim indemnification under the terms of this Section 7 (an “Indemnified Party”) shall send to the other Party, against whom the indemnification is being sought (an “Indemnifying Party”), a notice (a “Claim Notice”) regarding a claim subject to indemnification pursuant to this Agreement, together with a copy of the related documents, and also containing reference(s) to the provision(s) of this Agreement with respect to which such indemnification is claimed or from which it resulted. Failure to deliver the Claim Notice shall not relieve the Indemnifying Party of any of its obligations under this Section 7.

7.3.1                     Third-Party Claims. The obligations and liabilities of the Indemnifying Party under this Section 7 with respect to Losses arising from claims formalized by third parties, which are subject to the indemnification provided for in this Section 8 (a “Third-Party Claim”), shall be governed by and subordinated to the following terms and conditions:

(a)                                 if the Indemnified Party receives notice of any Third-Party Claim (a “Third-Party Claim Notice”), the Indemnified Party shall deliver to the Indemnifying Party such Third-Party Claim Notice within a period of up to three (3) Business Days from the date of receipt of such Third-Party Claim Notice by the Indemnified Party, or in a shorter period, if necessary to allow for a regular defense as provided for in the applicable Law, but in any case not later than half the period provided for the defense, according to the applicable Law, together with a copy of the documents related to such Third-Party Claim (if any);

(b)                                 upon receiving the Third-Party Claim Notice, the Indemnifying Party shall have the right to: (i) acknowledge the validity of the Third-Party Claim, within two (2) Business Days after receiving the Third-Party Claim Notice, in which case it shall be responsible for making, with own owns, full satisfaction and/or liquidation of the amount in controversy in the Third-Party Claim, so as to hold the Indemnified Party entirely harmless for any Losses; or (ii) within the same period of up to two (2) Business Days counted from the receipt of the Third-Party Claim Notice, decide in writing that it shall assume and control the defense against such Third-Party Claim at its own expense and through attorneys of its choosing, provided that, however, the Indemnified Party may, at its sole cost and expense, monitor the defense against such Third-Party Claim, and it is agreed that the Indemnifying Party shall be solely responsible for the development and result of such defense;

(c)                                  if, upon receiving the Third-Party Claim Notice, the Indemnifying Party fails to act within the time period and for the purposes of the provisions of Section 7.3.1. (b), the Indemnified Party has the right to: (i) in good faith, decide on whether to liquidate/satisfy the Third-Party Claim; or (ii) decide to present the appropriate defense, in which case all the respective costs (including, court costs and expenses, expert fees, and reasonable attorneys’ fees) shall be borne by the Indemnifying Party, via direct payment to those entitled thereto by law or through prompt reimbursement to the Indemnified Party;

(d)                                 if the Indemnifying Party exercises the right to submit any defense in any Third-Party Claim as mentioned above, the Indemnified Party shall grant all necessary legal powers to the representatives appointed by the Indemnifying Party, exclusively to promote its defense within the scope of the Third-Party Claim, including powers for settlement, discharge, and appointment of a legal substitute, subject to the provisions of items (e) and (f) below;

(e)                                  if the Indemnifying Party exercises the right to submit any defense against any Third-Party Claim as mentioned above, it shall keep the Indemnified Party informed of the progress of the defense against such Third-Party Claim and the Indemnified Party shall cooperate in such defense with the Indemnified Party and make available to the Indemnifying Party all witnesses, material records, materials, and information held by the Indemnified Party or under the control of the Indemnified Party related to the defense and reasonably requested in a timely manner by the Indemnifying Party. Likewise, if the Indemnified Party conducts the defense against the Third-Party Claim, it shall keep the Indemnifying Party informed of the progress of the defense against such Third-Party Claim, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all witnesses, records, materials, and information held by the Indemnifying Party or under the control of the Indemnifying Party relating to the defense reasonably requested by the Indemnified Party;

(f)                                   upon request by BR Health, within a period of up to five (5) Business Days, the Company shall inform BR Health in writing of the terms and conditions of settlements entered into by the Company and/or the Companies in all Third-Party Claims; and

(g)                                  the Indemnifying Party shall in all cases be solely liable for the payment of any disbursement related to any Third-Party Claim that is under its responsibility under this Section 7 and, if the Indemnified Party assumes its own defense in the Third-Party Claim, the Indemnifying Party shall reimburse all reasonable disbursements made by the Indemnified Party in such Third-Party Claim in with five (5) Business Days, if proven.

7.3.1.1                Upon delivery of the Claim Notice by any Indemnified Party, each Indemnified Party shall grant to the Indemnifying Party and its representatives reasonable access to the books, records, employees, and properties of such Indemnified Party relating to the matters to which such Third-Party Claim refers. All access shall be granted during normal business hours and only on Business Days.

7.3.2                     Direct Claims. With respect to any claim subject to indemnification under this Section 7 other than a Third-Party Claim (a “Direct Claim”), subject to the provisions of Section 7.1.1. as to BR Health’s option to perform the Offset, the Indemnified Party shall send to the Indemnifying Party a notice of such Direct Claim (a “Direct Claim Notice”). The Indemnifying Party shall have seven (7) Business Days as of the receipt of such Direct Claim Notice to review and respond to the Indemnified Party. In the event that the Indemnifying Party does not send such response within the period of seven (7) Business Days mentioned above, the Indemnifying Party shall be deemed to have assumed responsibility for the payment of said Direct Claim within three (3) Business Days after said period of seven (7) Business Days. In the event that the Indemnifying Party notifies the Indemnified Party of such Direct Claim (a “Claim Rejection Notice”), the Indemnifying Party and the Indemnified Party shall in good faith negotiate a solution to such dispute and, if such dispute is not amicably resolved within seven (7) Business Days as of the receipt of the Claim Rejection Notice, then this dispute shall be submitted to arbitration under the terms of Section 12.2 below.

7.3.3                     If the dispute provided for in Section 7.3.2 is resolved within seven (7) Business Days after receipt of a Claim Rejection Notice, the Indemnifying Party shall make payment of the Direct Claim directly to the interested third party, and/or, as the case may be, indemnify the Indemnified Party, within three (3) Business Days after the expiration of said period of seven (7) Business Days, provided that if such payment is not made within the above-mentioned period, the Indemnifying Party shall incur a non-compensatory penalty equivalent to two percent (2%) of the amount of the respective payment, plus default interest of one percent (1%) per month, calculated pro rata die in relation to the delay found, being subject further to the provisions of Section 7.3.6. below, in the event that the Indemnifying Party in arrears is the Esteves Shareholders.

7.3.4                     Judicial Guarantees and Deposits. In the event that it is necessary to submit, in the course of a Third-Party Claim, judicial guarantees or deposits, as well as any other assets for attachment, in any proceeding before any Governmental Authority, all such guarantees and assets shall be provided by the Indemnifying Party and all the costs related thereto or arising therefrom shall be exclusively borne by the Indemnifying Party.

7.3.5                     Mitigation. The Indemnifying Party(ies) and the Indemnified Party(ies) shall cooperate with each other to mitigate any Losses and shall therefore always act in good faith.

7.3.6                     Annulment of Tax Effects. All amounts to be indemnified by an Indemnifying Party within the scope of this Section 7 shall be increased by the amounts of any and all Taxes due from an Indemnified Party on the receipt of such amounts, so as to cancel out any and all tax effects that said Indemnified Party suffers, such that it be fully indemnified.

7.4.                            Guarantees. Without prejudice to the possibility of offsetting with the rent payments pursuant to Section 7.1.1. above, the ITPAC Guarantees Package (which guarantees the obligations of members of the Esteves Family in the Purchase and Sale Agreement), may also be used, in favor of BR Health, for indemnification of any and all Losses related to this Agreement, at the discretion of BR Health. Accordingly, the material documents with respect to the ITPAC Guarantees Package shall be amended, as applicable. according to the drafts attached to this Agreement as Exhibit 7.4.

SECTION EIGHT
ADDITIONAL COVENANTS

8.1                               Confidentiality. The Parties shall maintain the confidentiality of any information exchanged under this Agreement, including, without limitation, all data and information obtained by the Parties prior to the execution and performance of this Agreement, during the negotiation of this Agreement, including but not limited to, information on the Company, the Companies, and Bozano Educacional II FIP of a legal, financial, accounting, commercial, and operational nature, among others.

8.1.1                     Information that: (a) is developed independently by the Parties or is not subject to confidentiality and is legally received from another source that has the right to provide it; (b) has become available to the public without breach of this Agreement; (c) on the date of disclosure to a Party was known to the Party as not being subject to confidentiality, as evidenced by documentation in its possession; (d) the Parties agree in writing to be free from such restrictions; or (e) must, as of now or in the future, be disclosed as required by applicable Law (a fact regarding which Nicolau and BR Health shall receive notice and an opportunity to attempt to restrict disclosure) or by judicial decision shall not be considered confidential information for the purposes of this Agreement.

8.1.2                     No Party shall provide access, without the prior consent of the other Parties, and the Parties shall not be required to give access to confidential information to any Person who does not undertake in writing, prior to obtaining such access, to keep it confidential, including directors, officers, employees, representatives, and agents of the Parties in question.

8.2                               Publicity. The Parties, their respective Affiliates and their directors, officers, employees, service providers, representatives, and agents shall not issue or authorize any press release or other type of announcement with respect to the transactions contemplated in this Agreement, except with the prior written consent of Nicolau and BR Health, except where such disclosure is: (i) required by Law or by a Governmental Authority (in which case Nicolau and BR Health shall be permitted to examine and make comments on such notice or announcement, prior to its release); or (ii) is provided for in this Agreement.

SECTION NINE
TERMINATION OF THE AGREEMENT

9.1                               Termination. This Agreement is entered into irrevocably and irreversibly and may only be terminated, prior to the Closing: (a) by written agreement between the Parties; or (b) unilaterally by Nicolau or BR Health, in its sole discretion, in the event that the Closing has not occurred within 60 Business Days as of the date hereof; provided, however, that such right shall not be available to the Party that has caused the Closing to not take place within the time period set.

9.2                               Cancelation. This Agreement is entered into irrevocably and irreversibly and may only be cancelled, before the Closing, unilaterally by BR Health, in its sole discretion, if the BRH Conditions Precedent set forth in Section 2.9 have not been fulfilled within 90 Business Days counted from date of execution of this Agreement, provided that BR Health has not contributed to such breach.

9.3                               Effects of Termination. In the event of termination of this Agreement under Section 9.1, its respective terms and conditions shall become immediately void and there shall be no liability or obligation of payment for any Party.

9.4                               Effects of Cancelation. In the event of cancelation of this Agreement due to failure to perform or default by any Party, pursuant to Section 9.2 above, its respective terms and conditions shall become immediately void, but shall not exempt the Parties from liability for losses and damages.

9.5                               Effectiveness. In the events of both rescission and termination, Section 7, Section 8, and Section 12 shall survive rescission or termination of the Agreement, as the case may be, for two (2) years.

SECTION TEN
NOTICES

10.1                        Addresses. All notices or other communications related to this Agreement shall be in writing and sent to the addresses listed below, or to such others as may be indicated by the Shareholders: (i) through a Registry of Deeds and Documents; or (ii) by registered mail, and may or may not be accompanied by an e-mail containing the same notice or communication. Notices shall be sent to the following addresses:

10.1.1              If to Nicolau and/or Rosângela:

[**]

10.1.2              If to Renato, Lílian, and/or Vanessa:

[**]

In the cases above, with a copy to (which shall not constitute a notice):

Análise Estratégica
[**]

10.1.3              If to BR Health:

BR HEALTH PARTICIPAÇÕES S.A.
[**]

With a copy to (which shall not constitute a notice):

Tauil & Checker Advogados Associado a Mayer Brown LLP
[**]

Intrag Distribuidora de Títulos e Valores Mobiliários Ltda.
[**]

10.1.4              If to the Company:

NRE PARTICIPAÇÕES S.A.
[**]

With a copy to (which shall not constitute a notice):

Attn.: Nicolau Carvalho Esteves
[**]

Análise Estratégica
[**]

10.2                        The notices and communications shall be considered received on the date stated on the delivery confirmation or on the notice of receipt, as the case may be, unless the date thereof is not a Business Day, in which case it shall be considered received on the next Business Day.

10.3                        Any of the Shareholders may change the address to which the notice shall be sent via written notice to the other Shareholders in accordance with Section 10.1 above. If a change of address is not reported by the Shareholder in question to the other Shareholders, all notices sent to the old address shall be deemed to have been duly delivered.

SECTION ELEVEN
GENERAL PROVISIONS

11.1                        Expenses and Taxes. Each Party shall bear its respective expenses related to the preparation, negotiation, and execution of this Agreement, including fees and expenses with agents, representatives, legal advisers, and accountants, as the case may be. Each Party shall bear the Taxes for which it is legally the taxpayer, except as otherwise provided for in this Agreement.

11.2                        Entire Agreement; Amendments. This Agreement and its exhibits, preamble, and recitals represent all the agreements and understandings between the Parties with respect to the transactions described herein. No Party shall be bound by any understanding or representation with respect to the matters discussed herein, except with respect to those included in this Agreement or subsequently agreed upon in writing between the Parties.

11.3                        Severability and Survival of Contractual Provisions. All provisions contained herein must be construed in such a way as to comply, validly and effectively, with the applicable Law; however, if any provision contained herein is held to be prohibited or invalid under the terms of the applicable Law, such provision shall be deemed ineffective to the exact extent of such prohibition or invalidity; provided that, in such a case, that fact shall not affect the other terms of such provision or other provisions of this Agreement, unless the prohibited or invalid provision is so essential to this Agreement that it is assumed that the Parties would not have entered into this Agreement without such invalid or prohibited provision.

11.4                        Waiver. Failure by either Party at any time to demand strict fulfillment of any provision of this Agreement shall not be construed as a waiver of its future fulfillment and shall in no way affect its right to require the respective fulfillment. In addition, the waiver of any breach of a provision of this instrument by a Party shall not be deemed to be or treated as waiver of any subsequent breach of that provision or a waiver or novation of the provision itself, unless it is manifested in writing and signed by that Party.

11.5                        Binding Effect; Assignment. This Agreement is entered into irrevocably and irreversibly and shall bind and inure to the benefit of the Parties and their respective successors and authorized assigns. No Party may, directly or indirectly, assign or otherwise Transfer to any Third Party any of its rights and obligations under this Agreement without the prior written consent of the other Parties.

11.6                        Specific Performance. Any obligation owed by any Party to another under this Agreement is subject to specific performance by the creditor of the obligation as set forth in articles 497, 499, 500, 536, head paragraph, and paragraph 1, 537, head paragraph, and paragraph 1, and article 815 of the Brazilian Code of Civil Procedure.

11.7                        Counterparts; Signatures. This Agreement may be executed in any number of counterparts, each of which shall be considered an original counterpart. All pages of this Agreement in all their respective counterparts shall be initialed.

11.8                        Arrears. Delay in or default on any of the payment, indemnification, or reimbursement obligations set forth in this Agreement shall subject the Party in default to payment of the penalties indicated in the respective Sections.

11.9                        Final Documentation on the Transaction. This Agreement, the 2nd Addendum to the AA, the ITPAC Guarantees Package and any other documents entered into among the Parties that relate exclusively to the transactions set forth herein and with the above documents, are related and should be construed together. This Agreement does not prevail, however, over the Purchase and Sale Agreement, which remains valid and effective, especially as regards its provisions regarding the indemnification obligations established therein.

11.10                 Authorization by BR Health to Initial. BR Health hereby authorizes and grants specific powers to: (i) Luis Otávio Fernandez Pinto, Brazilian, single, attorney, bearer of OAB card No. [**]; (ii) Luciano Campos, Brazilian, single, attorney, bearer of OAB card No. [**]; Vicíor Martins Porfirio, Brazilian, single, attorney, holder of OAB card No. [**]; and Camila Corrêa de Pontes, Brazilian, single, student, bearer of identity card RG No. [**] and enrolled in the CPF/MF under No. [**], to, jointly or individually, on behalf of BR Health, initial this Agreement and any and all Exhibits, for all legal purposes.

11.11                 Authorization of the Esteves Shareholders, Djalma, José Carlos, and Juçara to Initial. The Esteves Shareholders, Djalma, José Carlos, and Juçara hereby authorize and grant specific powers to Tiago Lopes Mosci, attorney, married, enrolled in the OAB/MG under No. [**], on behalf of each of the Esteves Shareholders and Djalma, José Carlos, and Juçara, jointly or individually, to initial this Agreement and any and all Exhibits, for the purposes of authentication and all other legal purposes.

SECTION TWELVE
APPLICABLE LAW AND DISPUTE RESOLUTION

12.1                        Applicable Law. This Agreement shall be governed by, construed, and executed exclusively in accordance with the Laws of Brazil.

12.2                        Dispute Resolution via Arbitration. Any controversy, dispute, question, doubt, or disagreement arising out of or relating to this Agreement, as well as its respective exhibits (a “Dispute”), involving any of the Parties, shall be settled, definitively, through arbitration, to be administered by the Arbitration Centre of the Brazil-Canada Chamber of Commerce (the “Chamber”).

12.2.1              The arbitration shall be conducted in accordance with the Arbitration Rules of the Chamber in force at the time of the initiation of the arbitration.

12.2.2              The arbitration shall be assigned to an arbitral tribunal composed of three arbitrators (the “Arbitral Tribunal”). Each Party shall appoint one arbitrator. If there is more than one claimant, all of them shall appoint one arbitrator by mutual agreement; if there is more than one respondent, all of them shall appoint one arbitrator by mutual agreement. The third arbitrator, who shall serve as chairman of the Arbitral Tribunal, shall be chosen by mutual agreement by the arbitrators appointed by the Parties.

12.2.3              The arbitration shall be held in the City of São Paulo, State of São Paulo, Brazil, and the Arbitral Tribunal may reasonably designate the execution of specific acts in other localities, upon prior consultation with the parties.

12.2.4              The arbitration shall be conducted in the Portuguese language.

12.2.5              The arbitration shall be confidential and there shall be no arbitral award based on equity.

12.2.6              Before empaneling the Arbitral Tribunal, any of the Parties may request injunctions or interim relief from Judicial Authorities, when it is clear that any request for an injunction or interim relief from the Judicial Authorities shall not affect the existence, validity, and effectiveness of this arbitration commitment, nor shall it represent exemption from the requirement to submit the Dispute to arbitration. After the empaneling of the Arbitral Tribunal, requests for preliminary injunctive measures or anticipation of relief should be addressed to the Arbitral Tribunal.

12.2.7              For: (a) the preliminary injunctive measures and anticipation of relief before the empaneling of the Arbitral Tribunal; (b) execution of the Arbitral Tribunal’s decisions, including the final judgment and any partial judgment; (c) any suit for annulment based on article 32 of Law No. 9,307/96; and (d) Disputes that, under Brazilian Law, cannot be submitted to arbitration, the Central Courts of the Judicial District of São Paulo, State of São Paulo, Brazil, is elected as the sole competent jurisdiction, thus renouncing all others, however special or privileged they may be.

IN WITNESS WHEREOF, the Parties sign this Agreement, with the invention and consent of Rosângela, José Carlos, Juçara, and Djalma, in any number of counterparts of like content and form, all for one sole purpose, in the presence of the undersigned witnesses.

Nova Lima/MG, January 11, 2018.

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(Signature page of the Share Investment, Purchase, and Sale Agreement and Other Covenants entered into on January 11, 2018, by and among Nicolau Carvalho Esteves, Renato Tavares Esteves, Lílian Tavares Esteves de Carvalho, Vanessa Tavares Esteves, BR Health Participações S.A., NRE Participações S.A., and, further, as intervening and consenting parties, Rosângela de Oliveira Tavares Esteves, José Carlos de Oliveira Tavares, Juçara Carvalho Esteves, and Djalma de Oliveira Tavares)

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NICOLAU CARVALHO ESTEVES

(Signature page of the Share Investment, Purchase, and Sale Agreement and Other Covenants entered into on January 11, 2018, by and among Nicolau Carvalho Esteves, Renato Tavares Esteves, Lílian Tavares Esteves de Carvalho, Vanessa Tavares Esteves, BR Health Participações S.A., NRE Participações S.A., and, further, as intervening and consenting parties, Rosângela de Oliveira Tavares Esteves, José Carlos de Oliveira Tavares, Juçara Carvalho Esteves, and Djalma de Oliveira Tavares)

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RENATO TAVARES ESTEVES

(Signature page of the Share Investment, Purchase, and Sale Agreement and Other Covenants entered into on January 11, 2018, by and among Nicolau Carvalho Esteves, Renato Tavares Esteves, Lílian Tavares Esteves de Carvalho, Vanessa Tavares Esteves, BR Health Participações S.A., NRE Participações S.A., and, further, as intervening and consenting parties, Rosângela de Oliveira Tavares Esteves, José Carlos de Oliveira Tavares, Juçara Carvalho Esteves, and Djalma de Oliveira Tavares)

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LÍLIAN TAVARES ESTEVES DE CARVALHO

(Signature page of the Share Investment, Purchase, and Sale Agreement and Other Covenants entered into on January 11, 2018, by and among Nicolau Carvalho Esteves, Renato Tavares Esteves, Lílian Tavares Esteves de Carvalho, Vanessa Tavares Esteves, BR Health Participações S.A., NRE Participações S.A., and, further, as intervening and consenting parties, Rosângela de Oliveira Tavares Esteves, José Carlos de Oliveira Tavares, Juçara Carvalho Esteves, and Djalma de Oliveira Tavares)

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VANESSA TAVARES ESTEVES

(Signature page of the Share Investment, Purchase, and Sale Agreement and Other Covenants entered into on January 11, 2018, by and among Nicolau Carvalho Esteves, Renato Tavares Esteves, Lílian Tavares Esteves de Carvalho, Vanessa Tavares Esteves, BR Health Participações S.A., NRE Participações S.A., and, further, as intervening and consenting parties, Rosângela de Oliveira Tavares Esteves, José Carlos de Oliveira Tavares, Juçara Carvalho Esteves, and Djalma de Oliveira Tavares)

BR HEALTH PARTICIPAÇÕES S.A.		BR HEALTH PARTICIPAÇÕES S.A.

[signature]		[signature]

Name:	Daniella N. Consentino	Name:	Daniel Arthur Borghi
Title:	Officer	Title:	Officer

(Signature page of the Share Investment, Purchase, and Sale Agreement and Other Covenants entered into on January 11, 2018, by and among Nicolau Carvalho Esteves, Renato Tavares Esteves, Lílian Tavares Esteves de Carvalho, Vanessa Tavares Esteves, BR Health Participações S.A., NRE Participações S.A., and, further, as intervening and consenting parties, Rosângela de Oliveira Tavares Esteves, José Carlos de Oliveira Tavares, Juçara Carvalho Esteves, and Djalma de Oliveira Tavares)

NRE PARTICIPAÇÕES S.A.		NRE PARTICIPAÇÕES S.A.

[signature]		[signature]

Name:	Nicolau Carvalho Esteves	Name:	Renato Tavares Esteves
Title:	Officer	Title:	Officer

(Signature page of the Share Investment, Purchase, and Sale Agreement and Other Covenants entered into on January 11, 2018, by and among Nicolau Carvalho Esteves, Renato Tavares Esteves, Lílian Tavares Esteves de Carvalho, Vanessa Tavares Esteves, BR Health Participações S.A., NRE Participações S.A., and, further, as intervening and consenting parties, Rosângela de Oliveira Tavares Esteves, José Carlos de Oliveira Tavares, Juçara Carvalho Esteves, and Djalma de Oliveira Tavares)

Intervening and Consenting Parties:

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ROSÂNGELA DE OLIVEIRA TAVARES ESTEVES

(Signature page of the Share Investment, Purchase, and Sale Agreement and Other Covenants entered into on January 11, 2018, by and among Nicolau Carvalho Esteves, Renato Tavares Esteves, Lílian Tavares Esteves de Carvalho, Vanessa Tavares Esteves, BR Health Participações S.A., NRE Participações S.A., and, further, as intervening and consenting parties, Rosângela de Oliveira Tavares Esteves, José Carlos de Oliveira Tavares, Juçara Carvalho Esteves, and Djalma de Oliveira Tavares)

Intervening and Consenting Parties (continued):

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JOSÉ CARLOS DE OLIVEIRA TAVARES

(Signature page of the Share Investment, Purchase, and Sale Agreement and Other Covenants entered into on January 11, 2018, by and among Nicolau Carvalho Esteves, Renato Tavares Esteves, Lílian Tavares Esteves de Carvalho, Vanessa Tavares Esteves, BR Health Participações S.A., NRE Participações S.A., and, further, as intervening and consenting parties, Rosângela de Oliveira Tavares Esteves, José Carlos de Oliveira Tavares, Juçara Carvalho Esteves, and Djalma de Oliveira Tavares)

Intervening and Consenting Parties (continued):

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JUÇARA CARVALHO ESTEVES

(Signature page of the Share Investment, Purchase, and Sale Agreement and Other Covenants entered into on January 11, 2018, by and among Nicolau Carvalho Esteves, Renato Tavares Esteves, Lílian Tavares Esteves de Carvalho, Vanessa Tavares Esteves, BR Health Participações S.A., NRE Participações S.A., and, further, as intervening and consenting parties, Rosângela de Oliveira Tavares Esteves, José Carlos de Oliveira Tavares, Juçara Carvalho Esteves, and Djalma de Oliveira Tavares)

Intervening and Consenting Parties (continued):

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DJALMA DE OLIVEIRA TAVARES

(Signature page of the Share Investment, Purchase, and Sale Agreement and Other Covenants entered into on January 11, 2018, by and among Nicolau Carvalho Esteves, Renato Tavares Esteves, Lílian Tavares Esteves de Carvalho, Vanessa Tavares Esteves, BR Health Participações S.A., NRE Participações S.A., and, further, as intervening and consenting parties, Rosângela de Oliveira Tavares Esteves, José Carlos de Oliveira Tavares, Juçara Carvalho Esteves, and Djalma de Oliveira Tavares)

Witnesses:

[signature]	[signature]

Name: Felipe Argalh	Name: Anibal José Brito de Sousa
Tax ID (CPF/MF): [**]	Tax ID (CPF/MF): [**]
ID (RG): [**]	ID (RG): [**]